                                                                   Exhibit 10(t)


                                                                        11/14/95



                   INFORMATION TECHNOLOGY SERVICES AGREEMENT


                                    between


                        THE METRAHEALTH COMPANIES, INC.


                                      and


                   INTEGRATED SYSTEMS SOLUTIONS CORPORATION


                                  dated as of

                               November 1, 1995

                               TABLE OF CONTENTS

                                                              Page
                                                              ----
  ARTICLE 1.  DEFINITIONS.....................................   1

  ARTICLE 2.  TERM............................................  10

  ARTICLE 3.  BASE SERVICES...................................  10
        3.01  Generally.......................................  10
        3.02  Changes to the Services.........................  10
        3.03  Systems Software................................  10
        3.04  Systems Software Maintenance....................  11
        3.05  Additional Third Party Software.................  11
        3.06  New Releases and Versions of the Software.......  13
        3.07  Technology Developments.........................  14
        3.08  Licenses and Permits............................  14
        3.09  Changes in Law and Regulations..................  15
        3.10  Strategic Plan and Product Standards............  15
        3.12  Supplies........................................  16
        3.13  Hardware Currency...............................  17
        3.14  Changes in Scope of Services....................  17
        3.15  Changes to Base Charges.........................  18
        3.16  Software Manuals................................  18
        3.17  Dedicated Logical Environments..................  19

  ARTICLE 4.  TRANSITION......................................  19
        4.01  Transition Services.............................  19
        4.02  Changes to the Transition Schedules.............  19
        4.03  Testing Environments............................  19
        4.04  Transition Acceptance Criteria..................  20
        4.05  Location Completion.............................  20
        4.06  Transition Completion...........................  20
        4.07  Incentive Payment...............................  20
        4.08  Incentive Credits...............................  20
        4.09  Usage Charges During Transition.................  21
        4.10  Software Conversions............................  21

  ARTICLE 5.  APPLICATION RESOURCES...........................  21
        5.01  Application Resources...........................  21
        5.02  Application Resource Proposals..................  22

                                                                Page
                                                                ----
    ARTICLE 6.  ADDITIONAL SERVICES.............................  23
          6.01  Additional Services.............................  23
          6.02  Third Party Services............................  23
          6.03  Acquisition.....................................  25

    ARTICLE 7.  CUSTOMER SATISFACTION...........................  25
          7.01  Baseline Customer Satisfaction Survey...........  25
          7.02  Customer Satisfaction Survey....................  26

    ARTICLE 8.  PERFORMANCE STANDARDS...........................  27
          8.01  Base Services...................................  27
          8.02  New Performance Standards.......................  27
          8.03  Adjustment of Performance Standards.............  27
          8.04  Performance Reports.............................  28
          8.05  Root-Cause Analysis.............................  28

    ARTICLE 9.  BENCHMARKING....................................  28

    ARTICLE 10.  SERVICE LOCATIONS..............................  29
          10.01  Service Locations..............................  29
          10.02  Security Procedures............................  29
          10.03  Security Relating to Competitors...............  29
          10.04  Access to Personnel and Resources..............  30

    ARTICLE 11.  PROJECT TEAM...................................  31
          11.01  Management Committee...........................  31
          11.02  ISSC Project Executive.........................  31
          11.03  Key Employees..................................  32
          11.04  Project Staff..................................  32
          11.05  Facilities and Equipment.......................  32
          11.06  Review Meetings................................  33
          11.07  Subcontractors.................................  34
          11.08  Conduct of ISSC Personnel......................  35
          11.09  Non-Competition

    ARTICLE 12.  MANAGEMENT AND CONTROL.........................  36
          12.01  Procedures Manual..............................  37
          12.02  Change Control Procedures......................  38

    ARTICLE 13.  PROPRIETARY RIGHTS.............................  39
          13.01  MetraHealth Software...........................  40

                                                                Page
                                                                ----
          13.02  ISSC Proprietary Software......................  41
          13.03  ISSC Third Party Software......................  41
          13.04  Software Purchased by ISSC on Behalf of
                  MetraHealth...................................  42
          13.05  MetraHealth Third Party Software...............  43
          13.06  Developed Software.............................  44
          13.07  Infringement...................................  44
          13.08  Changes and Upgrades to the Systems............  45
          13.09  Documentation..................................  45
          13.10  Cooperation Upon Divestiture...................  45

    ARTICLE 14.  REQUIRED CONSENTS..............................  47

    ARTICLE 15.  METRAHEALTH RESPONSIBILITIES...................  49

    ARTICLE 16.  REPORTS AND DATA...............................  50
          16.01  Ownership of MetraHealth Data..................  50
          16.02  Correction of Errors...........................  50
          16.03  Return of Data.................................  50
          16.04  Reports and Raw Data...........................  51
          16.05  Re-Runs........................................  51

    ARTICLE 17.  CONTINUED PROVISION OF SERVICES................  53
          17.01  Disaster Recovery..............................  54
          17.02  Force Majeure..................................  55
          17.03  Allocation of Resources........................  57

    ARTICLE 18.  PAYMENTS.......................................  57
          18.01  Base Charges...................................  57
          18.02  Additional Charges.............................  57
          18.03  Rights of Set off..............................  58
          18.04  Expenses.......................................  58
          18.05  Unused Credits.................................  58
          18.06  Adjustment to Charges..........................  58
          18.07  Proration......................................  59
          18.08  Most Favored Customer..........................  59
          18.09  Technology Improvements........................  59

    ARTICLE 19.  PAYMENT SCHEDULE...............................  61
          19.01  Charges........................................  61
          19.02  Detailed Invoices..............................  61
          19.03  Time of Payment................................  61

                                                               Page
                                                               ----
         19.04  Disputed Charges or Credits....................  62
   ARTICLE 20.  TAXES..........................................  63

   ARTICLE 21.  AUDITS.........................................  66
         21.01  Processing.....................................  66
         21.02  Charges........................................  67
         21.03  Unauthorized Access............................  68
         21.04  Record Retention...............................  69
         21.05  Access and Reports.............................  69
         21.06  Audit Software.................................  70
         21.07  Facilities.....................................  70
         21.08  Third Party Audit..............................  70

   ARTICLE 22.  CONFIDENTIALITY................................  72
         22.01  Confidential Information.......................  73
         22.02  Attorney-Client Privilege......................  74
         22.03  Equitable Relief...............................  75
         22.04  Unauthorized Acts..............................  76
         22.05  Legal Action...................................  76

   ARTICLE 23.  REPRESENTATIONS, WARRANTIES AND COVENANTS......  77
         23.01  By MetraHealth.................................  77
         23.02  By ISSC........................................  77
         23.03  Government Contracts...........................  78

   ARTICLE 24.  TERMINATION....................................  79
         24.01  Termination for Convenience....................  79
         24.02  Termination for Sale of ISSC...................  79
         24.03  Termination for Sale of MetraHealth............  80
         24.04  Termination for Material Breach................  80
         24.05  Other Terminations.............................  81

   ARTICLE 25.  TERMINATION CHARGE.............................  81
         25.01  Termination for Convenience....................  81
         25.02  Termination for Sale of MetraHealth............  81
         25.03  Proration......................................  82
         25.04  No Additional Charges..........................  82

   ARTICLE 26.  TERMINATION ASSISTANCE.........................  83

                                                               Page
                                                               ----
   ARTICLE 27.  EXIT PLAN......................................  84

   ARTICLE 28.  DISPUTE RESOLUTION.............................  85
         28.01  Project Executives.............................  85
         28.02  Management Committee...........................  85
         28.03  Senior Management..............................  85
         28.04  Judicial Resolution............................  86
         28.05  Continuity of Services.........................  86

   ARTICLE 29.  INDEMNIFICATION................................  87
         29.01  By MetraHealth.................................  87
         29.02  By ISSC........................................  87
         29.03  Indemnification Procedures.....................  89

   ARTICLE 30.  DAMAGES........................................  89
         30.01  Direct Damages.................................  89
         30.02  Consequential Damages..........................  91
         30.03  Performance Credits............................  92

   ARTICLE 31.  INSURANCE......................................  93

   ARTICLE 32.  MISCELLANEOUS PROVISIONS.......................  95
         32.01  Assignment and Change of Control...............  95
         32.02  Notices........................................  96
         32.03  Counterparts...................................  97
         32.04  Headings.......................................  97
         32.05  Relationship...................................  97
         32.06  Consents, Approvals and Requests...............  98
         32.07  Severability...................................  98
         32.08  Waiver.........................................  98
         32.09  Publicity......................................  98
         32.10  Entire Agreement...............................  99
         32.11  Amendments.....................................  99
         32.12  Governing Law..................................  99
         32.13  Survival.......................................  99
         32.14  Third Party Beneficiaries...................... 100
         32.15  Covenant of Further Assurances................. 100
         32.16  Solicitation................................... 101
         32.17  Remedies....................................... 101

                                    LIST OF EXHIBITS

               Exhibit 1    Base Services and Performance Standards

               Exhibit 2    Applications Software

               Exhibit 3    Systems Software

               Exhibit 4    Transition Plan

               Exhibit 5    Performance Credits

               Exhibit 6    Machines

               Exhibit 7    Customer Satisfaction Survey

               Exhibit 8    Service Locations

               Exhibit 9    Key Employees

               Exhibit 10  MetraHealth Competitors

               Exhibit 11  Charges

               Exhibit 12  Disaster Recovery Services and Critical Applications

               Exhibit 13  Audit Procedures

               Exhibit 14  MetraHealth Expense Policy

               Exhibit 15  Subcontractors

               Exhibit 16  Termination Assistance Services

               Exhibit 17  Termination Charges

               Exhibit 18  Application Resource Request

               Exhibit 19  Resource Usage Reports and Data

               Exhibit 20  Software Purchased by ISSC on Behalf of MetraHealth

               Exhibit 21  Form of Performance Report

               Exhibit 22  Strategic Plan

               Exhibit 23  Cost of Living Adjustment

               Exhibit 24  Procedures Manual Outline

               Exhibit 25  Change Control Procedures Outline

               Exhibit 26  MetraHealth Affiliates

               INFORMATION TECHNOLOGY SERVICES AGREEMENT, dated as of November 1, 1995, by and between THE METRAHEALTH COMPANIES, INC. and INFORMATION SYSTEMS SOLUTIONS CORPORATION. Capitalized terms not otherwise defined herein have the meanings set forth in
        Article 1.

                            W I T N E S S E T H:

               WHEREAS, MetraHealth and ISSC have engaged in extensive negotiations and discussions that have culminated in the formation of the relationship to provide information technology services according to Performance Standards and according to the terms and conditions as described in this Agreement.

               NOW, THEREFORE, for and in consideration of the agreements of the parties set forth below, MetraHealth and ISSC agree as follows:

        ARTICLE 1.  DEFINITIONS.

               The following defined terms shall have the meanings specified below:

        (1) "Additional Charges" shall mean the fees described in an Additional Services Schedule.

        (2) "Additional Services" shall mean those services requested by MetraHealth and provided by ISSC that are outside the scope of the Base Services.

        (3) "Additional Services Proposal" shall mean the proposal, submitted by ISSC in response to MetraHealth's request for the performance of an Additional Service, containing a description of the scope and functionality of such Additional Service and an estimate, as may be applicable, of the computing, communications, human resources, capacity requirements and costs necessary to develop and implement such Additional Service.

        (4) "Additional Services Schedule" shall mean, in the event that MetraHealth elects to have ISSC perform an Additional Service, a written agreement executed by MetraHealth and ISSC.

              "Affiliate" shall mean, with respect to a Party, any entity controlled by that Party, and with respect to MetraHealth, those entities shown on Exhibit 26, and certain entities, as may be designated by MetraHealth, including United HealthCare Corporation and other entities under common control with MetraHealth. The term "Control" as used in this Agreement shall mean the legal, beneficial or equitable ownership, directly or indirectly, of more than 50 percent of the aggregate of all voting equity interest of such entity.

              "Agents" shall mean with respect to a party, such party's directors, officers, employees, agents, subcontractors and other representatives.

              "Agreement" shall mean this Information Technology Services Agreement, dated November 1, 1995, by and between MetraHealth and ISSC, its Exhibits and Attachments, as may be amended by the Parties from time to time.

              "Agreement Date" shall mean November 1, 1995.

              "Application Gigabytes" shall mean the allocated disk space, measured in gigabytes, that represents MetraHealth's billable portion of the installed DASD.

              "Application Hours" shall mean the CPU time, measured in terms of a 9021-340 processor, that represents MetraHealth's billable portion of CPU consumption.

              "Applications Software" shall mean the software set forth in
              Exhibit 2.

              "Application Tape Mounts" shall mean the tape mounts that represent MetraHealth's billable portion of tape mounts.

        (13)   "Backup Facility" shall have the meaning set forth in
                Section 17.01.

        (14) "Base Charges" shall mean the fees for the Base Services set forth in Exhibit 11.

        (15) "Baseline" shall mean the specified quantity of resources included in the Base Charges set forth in Exhibit 11.

        (16) "Base Performance Standards" shall mean the performance standards described in Exhibit 1 for the Base Services, as may be adjusted pursuant to Section 8.03.

        (17) "Base Services" shall mean the services and obligations (a) set forth in Exhibit 1 and (b) otherwise identified in this Agreement as being Base Services.

        (18) "Change(s)" shall mean all changes to the Systems and the Services that would materially alter the functionality or technical environment of the Systems.

        (19) "Change Control Procedures" shall mean the written procedures for handling and implementing Changes as approved by MetraHealth.

        (20) "Charges" shall mean the Base Charges and the Additional Charges, collectively.

        (21) "Confidential Information" of a Party shall mean (a) all confidential or proprietary information of either
               Party that is marked as such, (b) other information of MetraHealth, its Affiliates or their customers that is not permitted to be disclosed to third parties under applicable local law or regulation and (c) the terms of this Agreement.

        (22) "Contract Year" shall mean each 12-month period commencing on the Effective Date or any anniversary of the Effective
               Date during the Term.

        (23) "Critical Applications" shall mean those applications set forth in Exhibit 12 as may be updated by MetraHealth from time to time during the Term.

        (24) "Default Cure Period" shall have the meaning set forth in Section 24.04.

        (25)   "Default Notice" shall have the meaning set forth in Section
               24.04.

        (26)   "Developed Software" shall have the meaning set forth in
               Section 13.06.

        (27) "Developed Software Agreement" shall have the meaning set forth in Section 13.06.

        (28) "Direct Damages Cap" shall have the meaning set forth in Section 30.01.

        (29) "Disaster" shall mean any event including, without limitation, a Force Majuere Event, which (a) causes one or more of the Critical Applications to be unavailable at any MetraHealth Service Location or (b) is generally referred to as a disaster in the health insurance or managed health care industries.

        (30) "Documentation" shall mean, except as set forth in Section 13.02 and Section 13.03 with respect to the ISSC Software, all documentation, written materials, work papers, configurations, manuals (including the Procedures Manual and the Change Control Procedures) and other work product prepared by or on behalf of ISSC or otherwise used by ISSC or its Agents in connection with providing the Services.

        (31)   "Effective Date" shall mean November 1, 1995.

        (32)   "Fixed Charges" shall have the meaning set forth in Exhibit 11.

        (33) "Force Majeure Event" shall mean any failure or delay caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, sabotage, civil disorders, rebellions or revolutions in the United States or any other similar cause beyond the reasonable control of a Party and without the fault or negligence of such Party.

        (34)   "IBM" shall mean International Business Machines Corporation.

        (35) "Indemnifying Party" shall mean the Party to whom the Indemnitee shall give notice of a claim that is covered by Section 29.01 or
               Section 29.02.

        (36) "Indemnitee" shall mean the party against whom a third party makes a claim covered by Section 29.01 or Section 29.02 with respect to which such Party seeks indemnification.

        (37) "ISSC" shall mean Integrated Systems Solutions Corporation, a Delaware corporation, with a principal place of business at 44 South Broadway, White Plains, New York 10601.

        (38) "ISSC Direct Costs" shall mean, for any activity or resource, the direct costs, excluding allocated overhead, incurred by ISSC in connection with that activity or resource, as reflected in the profit and loss statement for ISSC as prepared by ISSC in the ordinary course of its business and according to generally accepted accounting principles consistently applied.

        (39) "ISSC Machines" shall mean those machines and equipment owned or leased by ISSC for use in connection with the Services set forth in Exhibit 6.

        (40)   "ISSC Project Executive" shall have the meaning set forth in
               Section 11.02.

        (41) "ISSC Proprietary Software" shall mean the software identified as such and listed on Exhibit 3, as appropriate, and related documentation (a) owned by ISSC prior to the Agreement Date which is used in connection with the Services, (b) of which ISSC acquires ownership after the Agreement Date which is used in connection with the Services, or (c) is developed by or on behalf of ISSC after the Agreement Date for use in connection with the Services that is not MetraHealth Software or Developed Software.

        (42) "ISSC Service Locations" shall mean the service locations owned, leased or under the control of ISSC that are set forth in Exhibit 8.

        (43) "ISSC Software" shall mean the ISSC Proprietary Software and the ISSC Third Party Software, collectively.

        (44) "ISSC Systems" shall mean the ISSC Software and the ISSC Machines, collectively.

        (45) "ISSC Third Party Software" shall mean all software identified as such and listed in Exhibit 3, as appropriate, and related documentation licensed or leased from a third party by ISSC (a) prior to the Agreement Date which will be used in connection with the Services or (b) after the Agreement Date for use in connection with the Services. Software owned by IBM shall be considered ISSC Third Party Software to the extent that ISSC and IBM remain distinct entities.

        (46) "Key Employee(s)" shall mean the Project Staff members who are set forth on Exhibit 9 as may be updated pursuant to
               Section 11.03.

        (47) "Location Completion Date" shall mean, in respect of each MetraHealth Data Center, the date MetraHealth and ISSC agree that ISSC has met all of the Transition Acceptance Criteria.

        (48) "Machines" shall mean the MetraHealth Machines and the ISSC Machines, collectively.

        (49) "Management Committee" shall mean the committee comprised of (a) two members of MetraHealth's executive management staff, appointed by MetraHealth, and (b) two members of ISSC's executive management staff, appointed by ISSC.

        (50) "Medicare Contracts" shall have the meaning set forth in Section 23.03.

        (51) "MetLife" shall mean Metropolitan Life Insurance Company, a mutual life insurance company organized under the laws of the State of New York.

        (52) "MetraHealth" shall mean The MetraHealth Companies, Inc., a Delaware corporation.

        (53)   "MetraHealth Competitors" shall mean those entities set forth in
               Exhibit 10.

        (54) "MetraHealth Data" shall mean all data and information submitted to ISSC by MetraHealth or its Affiliates in connection with the Services, including data and information derived from that which is submitted to ISSC by MetraHealth or its Affiliates.

        (55) "MetraHealth Data Center" shall mean those MetraHealth data centers that are set forth in Exhibit 4.

        (56) "MetraHealth Direct Costs" shall mean, for any activity or resource, the direct costs, excluding allocated overhead, incurred by MetraHealth in connection with that activity or resource, as reflected in the profit and loss statement for MetraHealth as prepared by MetraHealth in the ordinary course of its business and according to generally accepted accounting principles consistently applied.

        (57) "MetraHealth Machines" shall mean those machines and equipment which ISSC uses in the provision of the Services and which are owned or leased by MetraHealth and set forth in Exhibit 6.

        (58) "MetraHealth Project Executive" shall mean the individual who is appointed by MetraHealth who shall be solely authorized to act as the primary point of contact for ISSC in dealing with MetraHealth and its Affiliates with respect to each party's obligations under this Agreement and all consents or approvals under this Agreement and to make all requests on behalf of MetraHealth and its Affiliates.

        (59) "MetraHealth Proprietary Software" shall mean the software owned by MetraHealth or its Affiliates identified as such and set forth in Exhibit 2.

        (60) "MetraHealth Service Locations" shall mean the service locations owned, leased or under the control of MetraHealth that are set forth in Exhibit 8.

        (61) "MetraHealth Software" shall mean the MetraHealth Proprietary Software, the MetraHealth Third Party Software and any related documentation in MetraHealth's possession on or after the Agreement Date.

        (62) "MetraHealth Third Party Software" shall mean the software licensed or leased by MetraHealth or its Affiliates from a third party which is identified as such and set forth in Exhibit 2 and
               Exhibit 3.

        (63) "New Performance Standards" shall mean the levels of service to be provided by ISSC for an Additional Service that are (a) specified in the Additional Services Schedule or (b) otherwise established by MetraHealth and ISSC.

        (64) "Operations Services" shall mean services relating to facilities management, master console operation, tape management, tape librarian, print and I/O management, physical data center security and level one help desk services, collectively.

        (65) "Performance Credit(s)" shall mean, in the event of a failure to provide the Services in accordance with the Performance Standards, the performance credits incurred by ISSC to be applied against the Charges identified in and according to the schedule set forth in Exhibit 5.

        (66) "Performance Standards" shall mean the Base Performance Standards and the New Performance Standards, collectively.

        (67) "Privileged Work Product" shall mean certain documents, data and databases created by ISSC and its Agents for MetraHealth and its Affiliates and all associated communications thereto subject to the attorney-client privilege.

        (68) "Procedures Manual" shall mean the operating procedures manual prepared by ISSC in the form and scope agreed upon by MetraHealth and ISSC which establishes the procedures pursuant to which policies of MetraHealth and ISSC will be adhered to during the Term.

        (69) "Project Executives" shall mean the ISSC Project Executive and the MetraHealth Project Executive, collectively.

        (70)   "Project Staff" shall have the meaning set forth in Section
               11.04.

        (71) "Reasonable Currency" shall have the meaning set forth in Section 3.06.

        (72) "Report(s)" shall mean those reports (a) prepared by MetraHealth as of the Effective Date and (b) as MetraHealth may reasonably require from time to time during the Term to meet MetraHealth's and its Affiliates' operational requirements.

        (73) "Service Locations" shall mean those MetraHealth Service Locations and ISSC Service Locations that are set forth in
               Exhibit 8.

        (74) "Services" shall mean the Base Services and the Additional Services, collectively.

        (75) "Software" shall mean the ISSC Software, the MetraHealth Software and the Developed Software, collectively.

        (76)   "Strategic Plan" shall have the meaning set forth in Section
               3.11.

        (77)   "Systems Software" shall mean the software set forth in
               Exhibit 3.

        (78)   "Systems" shall mean the Software and the Machines, collectively.

        (79)   "Term" shall have the meaning set forth in Article 2.

        (80) "Termination Assistance Services" shall mean (1) the cooperation of ISSC and its Agents with MetraHealth and its Affiliates in effecting the orderly transfer of the Services to a third party or the resumption of the Services by MetraHealth or its Affiliates upon request by MetraHealth and (2) the performance by ISSC of such services as may be requested by MetraHealth in accordance with Exhibit 16, in connection with the transfer of the Services to a third party or the resumption of the Services by MetraHealth or its Affiliates.

        (81)   "Termination Charge" shall mean those fees described in Exhibit
               17.

        (82)   "Third Party Services" shall have the meaning set forth in
               Section 6.02.

        (83) "Transition Acceptance Criteria" shall mean the acceptance tests in respect of the Transition Services described in
               Exhibit 4.

        (84) "Transition Completion Date" shall mean the date MetraHealth and ISSC agree that ISSC has met all of the Transition Acceptance Criteria for all of the MetraHealth Data Centers.

        (85)   "Transition Phases" shall mean the key phases identified in
               Exhibit 4 with respect to which ISSC must accomplish certain tasks.

        (86) "Transition Services" shall mean the migration of the Base Services to ISSC, including the project management, data center migration, network deployment, application consolidation, application and data conversion, testing, training, documentation and related services described in Exhibit 4.

        (87) "Transitioned Employees" shall mean any former employees or agents of Travelers, MetLife or MetraHealth or its Affiliates hired by ISSC in connection with this Agreement.

        (88) "Transition Schedule" shall have the meaning set forth in Section 4.02.

        (89) "Travelers" shall mean The Travelers Insurance Company, a Connecticut corporation.

               ARTICLE 2.  TERM.

                       The term of this Agreement shall commence on November 1,
               1995 and shall continue until 12:00 midnight (Eastern Standard
               Time) on November 1, 2005, unless terminated earlier pursuant to this Agreement (the "Term").

               ARTICLE 3.  BASE SERVICES.

                       3.01 Generally. Commencing on each Location Completion Date and continuing throughout the Term, ISSC shall provide to MetraHealth and certain Affiliates of MetraHealth the Base Services with respect to the appropriate MetraHealth Data Center. ISSC shall increase or decrease the amount of the Base Services according to MetraHealth's and such Affiliates' demand for the Base Services and at the Charges described in Exhibit 11. In performing the Services, ISSC and its Agents shall during the Term use the ISSC Software, MetraHealth Software and such other software as the Parties may agree.

                       3.02 Changes to the Services. Except as may be necessary on an emergency basis to maintain the continuity of the Services, as required pursuant to the Change Control Procedures or as otherwise set forth in this Agreement, ISSC shall not, without MetraHealth's prior consent, modify the then current (1) composition or nature of the Services or (2) manner in which the Services are provided or delivered.

                       3.03 Systems Software. Except as otherwise provided herein, as part of the Base Services, ISSC shall have

                                                                              11
               administrative, operational, maintenance and financial responsibility for the Systems Software.

                       3.04 Systems Software Maintenance. As part of the Base Services, ISSC shall provide MetraHealth and its Affiliates with Systems Software maintenance and Systems Software production support services as described in Exhibit 1, including but not limited to (1) preventive and corrective maintenance to correct defects and failures in the Systems Software and any third party systems software, (2) installing, testing and maintaining upgrades to the Systems Software and any third party systems software and (3) changes, enhancements and replacements of the Systems Software or additional Systems Software, as ISSC deems necessary, in order to perform the Services in accordance with the Performance Standards.

                       3.05  Additional Third Party Software.   MetraHealth may
               request ISSC to provide additional third party applications or systems software to perform the Services. With respect to such software, ISSC shall use reasonable commercial efforts to secure a license that is either (1) in ISSC's name and transferable to MetraHealth or its Affiliates, as agreed to by the Parties, upon the expiration or termination of any Service under this Agreement or (2) in MetraHealth's or its Affiliates' name, as agreed to by the Parties, with ISSC having the right to have access to and use such software to the extent contemplated by this Agreement. Additionally, ISSC shall use reasonable commercial efforts to have included in each such license the right for MetraHealth or its Affiliates, as agreed to by the Parties, and ISSC to attend all user group meetings offered by the software vendor. As part of the Base Services, ISSC shall have administrative, operational, maintenance responsibility for any additional third-party systems software requested by MetraHealth during the Term if such software is identified as System Software. The financial responsibility for the acquisition of such additional third party systems software shall be determined by the Project Executives on a case by case basis.

                     3.06  New Releases and Versions of the Software.

                (1) As part of the Base Services, ISSC shall maintain Reasonable Currency for releases and versions of the ISSC Software, unless otherwise agreed to by MetraHealth and ISSC. "Reasonable Currency" shall mean that new releases and versions of the ISSC Software shall be installed by ISSC and be operational no later than 12 months following the date the licensor of such software made such release or version generally available to ISSC. ISSC shall perform the installation of new versions and releases, program temporary fixes, perform preventive maintenance and perform other software changes in accordance with the Change Control Procedures. MetraHealth and ISSC shall jointly determine the appropriate level of testing required for such System Software Changes. MetraHealth shall provide maintenance and testing support for Application Software to allow ISSC to meet upgrade schedules for System Software changes.

                (2) If MetraHealth determines that certain Software requires a migration period during which multiple product levels are supported, ISSC shall advise MetraHealth of the additional charges, if any, associated with the provision of such support and the Parties shall agree on the terms and conditions associated with providing such support. If MetraHealth requests that ISSC delay upgrading any ISSC Software, and ISSC is not meeting an affected Performance Standard, MetraHealth shall relieve ISSC from such Performance Standard (as agreed to by the Parties) until such time as such ISSC Software is deemed current. In the event that any such Software is no longer supported by the vendor of such ISSC Software, ISSC may pass through to MetraHealth the incremental maintenance costs in respect of such ISSC Software.

                     3.07 Technology Developments. As part of the Base Services, ISSC shall provide to MetraHealth, for MetraHealth's evaluation and testing in connection with the Services, at the same time as access is provided to other ISSC customers, any new, commercially available ISSC information processing technology developments, including new software and hardware developments, that could reasonably be expected to have an impact on MetraHealth's business. If, after such evaluation and testing, MetraHealth requests that ISSC provide any technology developments to MetraHealth for MetraHealth's or its Affiliates' use, ISSC shall provide such developments to MetraHealth at reasonable commercial rates as may be agreed to by MetraHealth and ISSC for any incremental costs.

                     3.08 Licenses and Permits. As part of the Base Services,
               ISSC shall be responsible for obtaining all governmental licenses, authorizations and permits required by applicable laws and regulations, which ISSC is required to have to perform the Services. ISSC shall have financial responsibility for, and shall pay, all fees and taxes associated with obtaining such governmental licenses, authorizations and permits.

                       3.09 Changes in Law and Regulations. Each Party shall identify and notify the other Party of changes in applicable laws and regulations and, as part of the Base Services, ISSC shall identify the impact of such changes on its ability to perform and deliver the Services. ISSC shall promptly make any modifications to the Services as are reasonably necessary to perform and deliver the Services in accordance with the Performance Standards as a result of such changes. ISSC shall be responsible for, and shall pay for, the cost of any such modification relating to ISSC's business. MetraHealth shall pay for the cost of any such modification relating to MetraHealth's or its Affiliates' businesses. All such modifications shall be effected through the Change Control Procedures.

                       3.10 Strategic Plan and Product Standards. ISSC shall comply with MetraHealth's strategic plan and product standards (the "Strategic Plan") existing as of the Effective Date, as set forth in Exhibit 22, and as may be modified during the Term.
               Upon MetraHealth's request, and as part of the Base Services, ISSC shall assist MetraHealth in modifying the Strategic Plan to incorporate alternative technologies, such as hardware and applications software that support comprehensive centralized and decentralized processing correlating to MetraHealth's strategic business direction. Upon MetraHealth's request, ISSC shall assist in the modification of such strategic systems plan in cooperation with a third party consultant designated and paid for by MetraHealth. Notwithstanding any such assistance from ISSC, the adoption of such modifications, in whole or in part, (1) shall be within MetraHealth's sole discretion and (2) may be considered a Change or an Additional Service.

                       3.11 Manufacturers' Warranties. As part of the Base Services, ISSC shall without limitation of any of MetraHealth's other rights or remedies, pass through to MetraHealth or its Affiliates, as agreed to by the Parties, whenever such pass through is permitted, the manufacturer's or vendor's warranty on all Machines, Software, or any installation or maintenance services provided in connection with such Machines or Software, and, in the event of any warranty claim, cooperate fully with MetraHealth in asserting such claim against the warrantor.

                       3.12 Supplies. As part of the Base Services, ISSC shall provide to MetraHealth such data processing related forms and supplies required for Systems operations. ISSC shall provide magnetic tapes and disc packs, provided that if there is a material change in the Services that affects the volume of data processing related forms and supplies required for Systems operations, the Parties shall negotiate an appropriate adjustment to the Charges.

                       3.13 Hardware Currency. As part of the Base Services, ISSC shall maintain the Machines under the original manufacturer's specifications for such Machines. In the event such specifications have been or will be discontinued, ISSC shall develop a plan for MetraHealth's approval to replace such Machines within a reasonable time with Machines and equipment providing equal functionality for which maintenance is available.

                       3.14 Changes in Scope of Services. Notwithstanding anything to the contrary contained in the Agreement, MetraHealth shall have the right, at any time (1) to insource or to contract with a third party to perform any Services or (2) increase or decrease workload volumes based on environmental changes. With respect to those Services that are charged on a usage basis, as set forth in Exhibit 11, any increase or decrease in MetraHealth's or its Affiliates' demand for such usage-based Services shall be measured in Application Hours, Application Gigabytes and/or Application Tape Mounts. In the event that, as a result of MetraHealth's decision to increase or decrease its demand for such usage-based Services, the number of Application Hours, Application Gigabytes or Application Tape Mounts attributable to MetraHealth or its Affiliates increases or decreases, ISSC shall increase or decrease the Base Charges in accordance with the rates set forth in Exhibit 11. In the event that the number of Application Hours, Application Gigabytes or Application Tape Mounts attributable to MetraHealth or its Affiliates (a) exceeds the applicable Baseline by (***) or

- --------------
*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

               (b) falls below the applicable Baseline by (***) for four consecutive months during the Term, MetraHealth and ISSC shall negotiate and implement an adjustment to the Base Charges and Baseline for Application Hours, Application Gigabytes or Application Tape Mounts, as the case may be. With respect to all other Services, MetraHealth shall have an unlimited ability to decrease its demand for such Services. The Fixed Charges will not change as a direct result of such decreased demand. MetraHealth may elect to request ISSC to perform functions outside the scope of Services as an Additional Service pursuant to Section 6.01.

                       3.15 Changes to Base Charges. Any disagreement between the Parties with respect to any adjustments to the Base Charges contemplated by Section 3.14 or Section 6.03 shall be resolved in accordance with the dispute resolution procedures set forth in
               Article 28.

                       3.16 Software Manuals. As part of the Base Services, ISSC will provide, as requested by MetraHealth or its Affiliates, documentation for the ISSC Software set forth in Exhibit 3, to the extent that a licensor would normally provide such documentation to a licensee. Any additional documentation required beyond the normal distribution shall be at MetraHealth's expense.

*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

                      3.17 Dedicated Logical Environments. As part of the Base Services, ISSC shall provide the Services using logical environments (LPARS) dedicated solely to MetraHealth and its Affiliates. ISSC may propose from time to time during the Term that MetraHealth share the same logical environment that is dedicated solely to supporting MetraHealth and its Affiliates with other customers of ISSC. ISSC shall provide to MetraHealth, for MetraHealth's approval, a detailed proposal for such shared environment, including benefits, savings or risks to MetraHealth and its Affiliates during the Term.

               ARTICLE 4.  TRANSITION.

                       4.01 Transition Services. Commencing on the Effective Date, as part of the Base Services, ISSC shall provide the Transition Services in accordance with the schedule (the "Transition Schedule") set forth in Exhibit 4.

                       4.02 Changes to the Transition Schedules. In the event MetraHealth and ISSC jointly agree to change aspects of the Transition Schedule, MetraHealth and ISSC shall negotiate an appropriate adjustment to the Charges, incentive payments set forth in Section 4.07 or incentive credits set forth in Section 4.08.

                       4.03 Testing Environments. As part of the Base Services, ISSC shall provide appropriate transition (1) operation/testing environments and (2) training environments using test data prepared by ISSC. Subject to MetraHealth's approval and where testing with data representative of the production environment is necessary, ISSC may use a copy of such MetraHealth production data as provided by MetraHealth.

                       4.04 Transition Acceptance Criteria. As part of the Base Services, MetraHealth and ISSC shall perform the Transition Acceptance Criteria for each MetraHealth Data Center set forth in
               Exhibit 4.

                       4.05 Location Completion. The Transition of each MetraHealth Data Center shall be considered complete when MetraHealth and ISSC agree that the Transition Acceptance Criteria have been met with respect to each such MetraHealth Data Center.

                       4.06 Transition Completion. Upon the Transition Completion Date, when MetraHealth and ISSC agree that the Transition Acceptance Criteria for all of the MetraHealth Data Centers have been met, then the transition with respect to all of the MetraHealth Data Centers shall be deemed to be complete.

                       4.07 Incentive Payment. Upon the Transition Completion Date, MetraHealth shall pay to ISSC (***) with respect to each of the four MetraHealth Data Centers upon ISSC meeting or exceeding the Transition Schedule as set forth in Exhibit 4.

                       4.08 Incentive Credits. ISSC shall pay to MetraHealth (***) with respect to each of the four MetraHealth Data Centers upon ISSC failing to meet the Transition Schedule as set forth in
               Exhibit 4. The incentive credits referred to in this Section 4.08 represent liquidated damages on the basis of reduced


*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

               service levels and shall not be deemed or construed as a penalty. Such liquidated damages are independent of any other contractual or legal remedy but shall not duplicate any other recovery to which MetraHealth may be entitled.

                       4.09 Usage Charges During Transition. MetraHealth shall pay those usage-based charges during the Transition as set forth in Exhibit 11.

                       4.10 Software Conversions. In the event the Parties agree that any planned Software conversion cannot be successfully accomplished with reasonable efforts, then (1) the parties will agree on a replacement product acceptable to MetraHealth, (2) MetraHealth will be financially responsible for procurement of such software including appropriate license fees, (3) ISSC will be financially responsible for the maintenance fees of such software and treat it as System Software and (4) the Parties will agree on the support required by such software and the financial responsibility of the Parties associated with such support.

               ARTICLE 5.  APPLICATION RESOURCES.

                       5.01 Application Resources. As part of the Services, ISSC shall, upon MetraHealth's request, provide to MetraHealth and its Affiliates access to ISSC's specialized technical personnel and resources consistent with ISSC's other commercial customers receiving substantially similar goods and services (such as ISSC consulting services, technology architects) at the rate of (***) per hour (***) for the first two


*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

               years following the first Location Completion Date, for use in connection with new projects or such other services designated by MetraHealth, including enhancement and consulting services (the "Application Resource Pool"). ISSC shall not use the Application Resource Pool to (1) implement the Transition Services, (2) provide operational or administrative support or (3) provide services otherwise included in the Base Services.

                       5.02 Application Resource Proposals. MetraHealth may from time to time request that ISSC perform services using the Application Resource Pool. As soon as reasonably practicable after receipt of such a request from MetraHealth and as part of the Base Services, ISSC shall provide to MetraHealth (1) a written description of the work ISSC anticipates performing in connection with such Application Resource Pool, (2) a schedule for commencing and completing such work, (3) the number of person hours included in the Application Resource Pool to be expended and (4) when appropriate, the software, hardware and human resources and run-time requirements necessary to develop and operate any new applications and the Parties' respective obligations and ISSC's charges, if any. In the event MetraHealth elects to have ISSC perform services using the Application Resource Pool, MetraHealth and ISSC shall execute an Application Resource Request. ISSC shall not use any Application Resource Pool until an Application Resource Request in respect of such Application Resource Pool has been executed on behalf of MetraHealth. If ISSC becomes aware that the actual resources

               (including software, hardware, human and run-time resources) expended by ISSC or its Agents in performing the services pursuant to an Application Resource Request exceed or are likely to exceed the resources set forth in such Application Resource Request, ISSC shall notify MetraHealth immediately of the extent, or likely extent, that the actual resources exceed or are expected to exceed the anticipated resources. Unless the charges for the project are fixed, ISSC shall, as soon as practicable, perform a root-cause analysis, at its own expense, to identify the cause of the need for such excess resources and provide a report detailing the circumstances resulting in the need for such excess resources.


               ARTICLE 6.  ADDITIONAL SERVICES.

                       6.01 Additional Services. During the Term, MetraHealth may, from time to time, request that ISSC perform an Additional Service. ISSC shall, as part of the Base Services, provide to MetraHealth, as soon as reasonably practicable following receipt of MetraHealth's request, an Additional Services Proposal. In the event MetraHealth elects to have ISSC perform the Additional Service, MetraHealth and ISSC shall execute an Additional Services Schedule. ISSC shall not begin performing any Additional Service until an Additional Services Schedule has been duly executed by MetraHealth and ISSC.

                       6.02 Third Party Services. Notwithstanding any request made to ISSC or the submission of an Additional Services

               Proposal by ISSC pursuant to Section 6.01, MetraHealth shall have the right to contract with a third party to perform any services which are in addition to, or outside the scope of, the Services (the "Third Party Services"). If MetraHealth contracts with a third party to perform any Third Party Service, ISSC shall cooperate with MetraHealth and such third party to the extent reasonably required by MetraHealth, including provision of (1) written requirements, standards and procedures for MetraHealth systems operations maintained by ISSC so that the enhancements or developments of such third party may be operated by ISSC, (2) assistance and support services to such third party at rates no less favorable than other customers of ISSC receiving substantially similar services, and (3) access to the Software and the Machines, subject to any third party restrictions on ISSC Third Party Software and ISSC Machines, as may be reasonably required by such third party and approved by MetraHealth in connection with such Third Party Service. MetraHealth shall require such third parties to comply with ISSC's reasonable requirements regarding operations, data center standards and security. ISSC shall, at its own expense, cooperate with such Third Party Service provider at MetraHealth's request, provided the Third Party Service provider complies with any written requirements, standards and policies for system operations provided to MetraHealth by ISSC. MetraHealth agrees to consider recommendations from ISSC regarding the technical architecture or environment for any such Third Party Service.

                       6.03 Acquisition and Divestiture. In the event of an acquisition of any business or business unit by MetraHealth or its Affiliates, any increased function or service requirements that may result in connection with such acquisition may be treated as Additional Services or Third Party Services, at MetraHealth's option. In the event of a divestiture of any business or business unit of MetraHealth or its Affiliates, ISSC and MetraHealth shall negotiate and implement a decrease in the Base Charges.


               ARTICLE 7.  CUSTOMER SATISFACTION.

                       7.01 Baseline Customer Satisfaction Survey. During the 90-day period after each Transition Completion Date and as part of the Base Services, ISSC shall conduct a baseline customer satisfaction survey, as approved by MetraHealth, for a representative sample of affected end-users at MetraHealth service locations as agreed to by the Parties. This survey shall be of the content and scope described in Exhibit 7, administered in accordance with the procedures agreed upon by MetraHealth and ISSC and shall be the baseline for measurement of performance improvements described in Section 7.02. The content, scope, method and timing of the survey shall be acceptable to MetraHealth and ISSC.

                       7.02  Customer Satisfaction Survey.   At least once every
               12 months during the Term and as part of the Base Services, ISSC shall conduct a customer satisfaction survey for each MetraHealth Service Location. The survey shall, at a minimum, cover at least the following classes of personnel: (1) end-users of the Services and (2) senior management of end-users. ISSC shall also conduct a similar annual survey of the senior managers of MetraHealth which shall focus on satisfaction with the functional interface between MetraHealth and ISSC. The content, scope and method of the survey shall be consistent with the baseline customer survey conducted pursuant to Section 7.01 and the timing of the above surveys are subject to MetraHealth's approval. ISSC shall provide MetraHealth and the Management Committee with a summary (in form and substance satisfactory to MetraHealth) of the results of any customer satisfaction survey conducted by ISSC pursuant to this Section 7.02. ISSC shall achieve at least 90 percent customer satisfaction for each class of end-users, as shall be defined by MetraHealth, and show reasonable improvement from the prior survey. If ISSC fails to achieve this standard, then 30 days after the survey is complete, ISSC shall submit a detailed plan to MetraHealth detailing how it will improve MetraHealth's satisfaction percentage.

               ARTICLE 8.  PERFORMANCE STANDARDS.

                       8.01 Base Services. Commencing 60 days after each Location Completion Date, ISSC shall provide the appropriate Base Services at the Base Performance Standards applicable to such Base Services. During the 60 day period after each Location Completion Date, ISSC shall benchmark its level of performance against the Base Performance Standards. In the event that ISSC is unable to achieve applicable Base Performance Standards within the 60 day period following the Location Completion Date, ISSC, as part of the Base Services, and MetraHealth shall consider mechanisms for tuning the operation of the Systems or adjusting the Base Performance Standards.

                       8.02 New Performance Standards. ISSC shall provide Additional Services at the levels of service (1) specified in an Additional Services Schedule or (2) otherwise established in writing by MetraHealth and ISSC (the "New Performance Standards").

                       8.03 Adjustment of Performance Standards. The Management Committee shall review during the last quarter of every calendar year and shall adjust and implement, as appropriate, the Performance Standards. In addition, either MetraHealth or ISSC may, at any time upon notice to the other Party, request review and, upon agreement by the Management Committee, adjust any Performance Standard which such Party in good faith believes is inappropriate at that time.

                       8.04 Performance Reports. As part of the Base Services, on or before the tenth business day of each month during the Term, ISSC shall provide to MetraHealth monthly performance reports assessing ISSC's performance with respect to the Performance Standards as agreed upon by MetraHealth and ISSC and substantially similar to that set forth in Exhibit 21.

                       8.05 Root-Cause Analysis. In the event that the Services have not been provided in accordance with the Performance Standards, ISSC shall, as part of the Base Services,
               (1) perform a root-cause analysis to identify the cause of such failure, (2) correct such failure, (3) provide MetraHealth with a written report detailing the cause of, and procedure for correcting, such failure and (4) provide MetraHealth with reasonable evidence that such failure will not reoccur. ISSC shall provide the foregoing to MetraHealth at the next monthly management meeting following ISSC's failure to provide the Services in accordance with the Performance Standards.

               ARTICLE 9.  BENCHMARKING.

                      Within 180 days after the Effective Date, MetraHealth and
               ISSC shall jointly establish a continuous benchmark program against selected third parties for quality, cost and delivery of the Services to determine whether these factors are "best of breed". ISSC, at no cost to MetraHealth, shall develop an analysis of such benchmarking results, and implement a plan for reaching any higher level of service or better price performance ratio identified by the benchmark. The benchmarker, the benchmarking and the information required to conduct or support the benchmarking shall be jointly determined by MetraHealth and ISSC. The benchmark shall be conducted upon written request of MetraHealth, but no more frequently than once during any 12 month period.

               ARTICLE 10.  SERVICE LOCATIONS.

                       10.01 Service Locations. The Services shall be provided from the ISSC Service Locations.

                       10.02 Security Procedures. As part of the Base Services, ISSC shall maintain and enforce at the ISSC Service Locations safety and security procedures that are at least (1) equal to industry standards for such Service Locations and (2) as rigorous as those procedures in effect at the ISSC Service Locations as of the Effective Date. As part of the Base Services, ISSC shall provide at the Service Locations safety and security procedures sufficient to prevent unauthorized access to all software and equipment which process MetraHealth Data. ISSC shall periodically review and update safety and security procedures at the Service Locations. With respect to each MetraHealth Service Location, as part of the Base Services, ISSC shall comply with the safety and security procedures that are in effect at the MetraHealth Service Locations as may be reasonably required by MetraHealth and its Affiliates.

                       10.03 Security Relating to Competitors. If (1) ISSC provides the Services from an ISSC Service Location that is shared with a third party or third parties and (2) any part of the business of ISSC or any such third party is now or in the future identified by MetraHealth as competitive with MetraHealth's or its Affiliates' businesses, then ISSC, at MetraHealth's request, shall develop a process, subject to approval of MetraHealth, to restrict access in any such shared environment to MetraHealth's Confidential Information so that ISSC's Agents engaged in such competitive business shall have no access to MetraHealth's Confidential Information.

                       10.04 Access to Personnel and Resources. As part of the Base Services, ISSC shall, upon MetraHealth's request, provide MetraHealth and its Affiliates equal access to ISSC's specialized technical personnel and resources consistent with ISSC's other commercial customers receiving substantially similar goods and services.

               ARTICLE 11.  PROJECT TEAM.

                       11.01 Management Committee. Within 30 days of the Effective Date, MetraHealth and ISSC shall appoint the Management Committee. A member of the Management Committee may be replaced at any time by the Party that originally appointed such member to the Management Committee with the prior consent of the other Party. MetraHealth shall designate one of its members on the Management Committee to act as the chairperson of the Management Committee. No Management Committee member shall have voting power greater than any other Management Committee member. The Management Committee shall be authorized and responsible for generally overseeing the performance of the Services.

                       11.02 ISSC Project Executive. ISSC shall appoint an individual who from the Agreement Date shall be in charge of implementing the Services on a full-time basis and shall act as the primary ISSC contact under this Agreement (the "ISSC Project Executive"). ISSC's appointment of any ISSC Project Executive shall be subject to MetraHealth's prior consent. The initial ISSC Project Executive shall be Christine Schuster. ISSC shall not reassign or replace any ISSC Project Executive during the first two years of his or her assignment as the ISSC Project Executive unless MetraHealth consents to such reassignment or replacement or the individual (1) voluntarily resigns from ISSC,
               (2) is dismissed by ISSC for misconduct or unsatisfactory performance in respect of his or her duties and responsibilities to MetraHealth or ISSC or (3) is unable to work due to his or her death or disability. The ISSC Project Executive shall be located at the ISSC facility located in Southbury, Connecticut, unless otherwise agreed upon by the Parties.

                       11.03 Key Employees. MetraHealth shall, subject to ISSC's consent, periodically update the list of Key Employees. The Key Employees as of the Effective Date shall be dedicated to the MetraHealth account on a full-time basis for at least two years unless otherwise identified in Exhibit 9. Subsequent Key Employees shall be dedicated to the MetraHealth account on a full-time basis for at least one year. Without MetraHealth's approval, which approval shall not be unreasonably withheld, ISSC shall not replace or reassign off the MetraHealth account any Key Employee (1) if such replacement or reassignment would materially disrupt the business of MetraHealth or any of its Affiliates (2) without at least two months' prior notice.

                       11.04 Project Staff. ISSC shall use adequate numbers of individuals with suitable training, education, experience and skill to perform the Services in the most cost effective manner consistent with the applicable Performance Standards. ISSC shall notify MetraHealth prior to implementing any material change in staffing requirements at (1) MetraHealth's Service Locations and
               (2) ISSC's Service Locations.

                       11.05 Facilities and Equipment. ISSC shall supply the personal computers, workstations, terminals, printers, software and other related equipment and supplies to the Key Employees and ISSC Project Executive required at any MetraHealth service location. ISSC shall also maintain and upgrade all such equipment and supplies. In addition, ISSC shall provide on ISSC's premises, to MetraHealth personnel reasonably required to be located on ISSC's premises, reasonable space, office furnishings, janitorial service, office supplies, available copier, telephone, local phone service and utilities as the Parties may agree.

                       11.06 Review Meetings. Promptly after the Effective Date, MetraHealth and ISSC shall determine an appropriate set of periodic meetings to be held between MetraHealth and ISSC. At a minimum, the parties shall schedule (1) meetings among operational personnel to discuss ongoing issues relating generally to daily performance and planned or anticipated activities and changes, (2) management meetings to review the performance report, the project schedule report, the changes report and such other matters as appropriate, and (3) senior management meetings to review relevant contract and performance issues, each to be held as often as the parties shall agree from time to time during the Term. Notwithstanding the foregoing, ISSC is willing to participate in such meetings as often as MetraHealth shall reasonably request.

                       11.07 Subcontractors. Exhibit 15 sets forth all subcontractors that ISSC proposes to use under this Agreement. ISSC may not subcontract any of the Services without MetraHealth's prior consent, except that ISSC may subcontract Operational Services without MetraHealth's consent, upon prior notice to MetraHealth, provided that with respect to each Contract Year, the aggregate amount of all subcontracts with respect to Operational Services shall not exceed 20 percent of the Base Charges for the previous Contract Year. Notwithstanding the foregoing, ISSC shall not be relieved of any obligation or responsibility under this Agreement by virtue of any subcontract and shall remain liable for each of its obligations and responsibilities under this Agreement. ISSC shall be responsible for the work and activities of each of its subcontractors, including compliance with the terms of this Agreement. ISSC shall be responsible for all payments to subcontractors of ISSC providing Services under this Agreement.

                       11.08 Conduct of ISSC Personnel. While at the MetraHealth service locations, ISSC and its Agents shall (1) comply with MetraHealth's requests, standard rules and regulations regarding personal and professional conduct (including, but not limited to, the wearing of an identification badge or personal protective equipment and adhering to regulations and general safety practices or procedures) generally applicable to such MetraHealth service locations and (2) otherwise conduct themselves in a businesslike and professional manner. In the event that MetraHealth determines in good faith that a particular employee, contractor or Agent is not conducting himself or herself in accordance with this Section 11.08, MetraHealth may, but shall not be required to, provide ISSC with notice and documentation in respect of such conduct. Upon receipt of such notice, ISSC shall promptly investigate the matter and take appropriate action.

                       11.09 Non-Competition. ISSC shall not assign an ISSC Project Executive or Key Employee to the account of the companies and organizations set forth in Exhibit 10 or any successor company or organization without MetraHealth's prior consent, which consent shall not be unreasonably withheld, during his or her assignment on the MetraHealth account or for two years from the date of removal.

               ARTICLE 12.  MANAGEMENT AND CONTROL.
               ----------   ----------------------

                        12.01 Procedures Manual. As part of the Base Services, ISSC shall deliver to MetraHealth, for MetraHealth's approval as to scope, prior to the first Location Completion Date, in the form and scope agreed upon by MetraHealth and ISSC and substantially similar to that set forth in Exhibit 24, the Procedures Manual, describing (1) the computer hardware and software environments in which the Services will be performed,
               (2) the documentation (such as operations manuals, user guides and disaster recovery plans) which provides further details regarding the Services, (3) the procedures ISSC intends to use and the activities ISSC proposes to undertake in order to manage the Services, including, when appropriate, those direction, supervision, monitoring, staffing, reporting, planning and oversight activities normally undertaken at the MetraHealth service locations where critical business, commercial and financial data of MetraHealth are processed and (4) crisis management and war room procedures. Until such time as the Procedures Manual has been approved as to scope by MetraHealth and except as otherwise required or permitted by this Agreement, ISSC shall follow and comply with the policies and procedures followed by and complied with by MetraHealth as of the Effective Date in respect of the Base Services. ISSC shall, prior to completing the Transition of each MetraHealth Data Center and otherwise periodically throughout the Term, update the Procedures Manual and provide MetraHealth with updated copies thereof to reflect any changes in the operations or procedures described therein within a reasonable time after such changes were made. The Procedures Manual shall not contradict the terms of this Agreement.

                       12.02 Change Control Procedures. As part of the Base Services, ISSC shall deliver to MetraHealth, for MetraHealth's approval, prior to the first Location Completion Date, in a form and scope substantially similar to that set forth in Exhibit 25 the Change Control Procedures. All Changes shall be made pursuant to the Change Control Procedures. No Change shall be implemented without MetraHealth's prior approval except as may be necessary on a temporary basis to maintain the continuity of the Services. ISSC shall (1) schedule all projects and Changes so as not to disrupt MetraHealth's or its Affiliates' businesses, (2) prepare and deliver to MetraHealth a monthly rolling schedule for ongoing and planned Changes for the next 90-day period, (3) monitor the status of Changes against the applicable schedule, (4) document and provide to MetraHealth notification (which may be given orally provided that such oral notice is confirmed in writing to MetraHealth within five business days) of all Changes performed on a temporary basis to maintain the continuity of the Services no later than the next business day after the Change was made and
               (5) once every 180 days during the Term review and modify as appropriate the Change Control Procedures. The Change Control Procedures shall be included in the Procedures Manual.

               ARTICLE 13.  PROPRIETARY RIGHTS.
               ----------   ------------------

                       13.01 MetraHealth Software. Subject to any third party
               restrictions, MetraHealth and its Affiliates hereby grant to ISSC, at no cost to ISSC, solely to provide the Services, a non-exclusive, non-transferable right to use the MetraHealth Software; provided, however, that ISSC may not decompile, disassemble or otherwise reverse engineer the MetraHealth Software in any manner, without MetraHealth's prior consent. As of the Effective Date, MetraHealth shall, subject to any third party restrictions, at no cost to ISSC, provide ISSC with access to the MetraHealth Software in the form in use by MetraHealth and its Affiliates as of the Effective Date. Subject to Section 11.07 and any third party restrictions, ISSC may sublicense to ISSC's subcontractors, at no cost to MetraHealth or its Affiliates, the right to have access to and operate the MetraHealth Software as may be necessary in connection with the provision of the Services. Except as otherwise provided in this Agreement, at such time as ISSC or its Agents cease to perform an applicable Service, this license to ISSC shall immediately revert to MetraHealth or its Affiliates and ISSC shall (1) deliver to MetraHealth or its Affiliates, at no cost to MetraHealth or its Affiliates, a current copy of all the MetraHealth Software in the form in use as of the date of such cessation and (2) destroy or erase all other copies of the MetraHealth Software that were made available to ISSC or its Agents. Any enhancements or modifications to the MetraHealth Software and related documentation shall be and shall remain the exclusive property of

               MetraHealth or its Affiliates or any of their third party licensors.

                       13.02 ISSC Proprietary Software. The ISSC Proprietary
               Software shall be and shall remain the exclusive property of ISSC. MetraHealth shall have no rights or interests in the ISSC Proprietary Software except as described in this Section 13.02. Prior to using any ISSC Proprietary Software to provide any of the Services, ISSC shall notify MetraHealth that it intends to use such ISSC Proprietary Software and obtain MetraHealth's consent. If MetraHealth does not consent, ISSC shall recommend a functionally equivalent alternative which ISSC shall use upon MetraHealth's consent. As part of the Base Services, ISSC shall make available to MetraHealth and its Affiliates ISSC Proprietary Software for use by MetraHealth and its Affiliates solely in connection with the Services. As part of the Base Services, ISSC shall deliver to MetraHealth a copy of, and grant to MetraHealth and its Affiliates a perpetual, non-exclusive, non-trnsferrable license to use the ISSC Proprietary Software at such time as ISSC and its Agents cease to perform an applicable Service under this Agreement. As part of the Base Services, ISSC shall, upon MetraHealth's request, no more than once each quarter during the Term, deliver to MetraHealth a copy of the ISSC Proprietary Software (including related source code) for archival purposes only.

                       13.03 ISSC Third Party Software. The ISSC Third Party Software shall be and shall remain the property of ISSC's third party licensors. As part of the Base Services, ISSC shall, to the extent permitted by third party restrictions, make available to MetraHealth and its Affiliates ISSC Third Party Software for use by MetraHealth and its Affiliates in connection with the Services. As part of the Base Services, ISSC shall, to the extent permitted by the licenses or leases in respect of the ISSC Third Party Software, deliver to MetraHealth a copy of, and transfer to MetraHealth or its Affiliates as agreed to by the Parties, a perpetual, non-exclusive, non-transferable license to use the ISSC Third Party Software at such time as ISSC and its Agents cease to provide an applicable Service. MetraHealth shall pay any ongoing fees after expiration or termination of an applicable Service (such as monthly license or monthly maintenance fees) for such ISSC Third Party Software. To the extent that third party restrictions prevent ISSC from transferring MetraHealth and its Affiliates such a license, ISSC shall recommend, and upon MetraHealth's approval, obtain a functionally equivalent alternative. ISSC shall pay any required consents for such initial license charges for the use of such functionally equivalent software. MetraHealth shall pay any ongoing fees after expiration or termination of an applicable Service (such as monthly license fees or monthly maintenance fees) for such functionally equivalent software.

                       13.04 Software Purchased by ISSC on Behalf of MetraHealth. The software purchased by ISSC on behalf of MetraHealth is set forth in Exhibit 20 and identified as Category

               B in Exhibit 3. As part of the Base Services, ISSC shall make available to MetraHealth and its Affiliates such Software for use by MetraHealth and its Affiliates solely in connection with the Services. As part of the Base Services, ISSC shall deliver to MetraHealth a copy of, and transfer to MetraHealth or its Affiliates a perpetual, non-exclusive, nontransferable license to the Software set forth in Exhibit 20 at such time as ISSC and its Agents cease to perform an applicable Service under this Agreement. ISSC shall pay the license transfer fee, if any, and MetraHealth will pay any ongoing charges after expiration or termination of any Service (such as monthly license fees or maintenance fees) for such Software. As part of the Base Services, ISSC shall, upon MetraHealth's request, no more than once each quarter during the Term, deliver to MetraHealth a copy of such Software (including related source code, if the license so permits) for archival purposes only.

                       13.05 MetraHealth Third Party Software. The MetraHealth Third Party Software has been licensed to MetraHealth or its Affiliates. MetraHealth is responsible for paying any consent or access fees to enable ISSC to use the MetraHealth Third Party Software during the Term. ISSC shall pay the ongoing charges (such as monthly license fees and monthly maintenance fees) for such MetraHealth Third Party Software. At such time as ISSC or its Agents cease to provide the applicable Service for which such MetraHealth Third Party Software is required, ISSC and its Agents shall cease to have access to such MetraHealth Third Party Software.

                       13.06 Developed Software. Prior to ISSC or any ISSC Agent (1) enhancing or modifying the MetraHealth Software or (2) developing any software and related documentation under this Agreement ((1) and (2), collectively, the "Developed Software"), the Parties shall agree on the appropriate allocation of the proprietary rights in and interests to the Developed Software pursuant to a separate, written agreement between the Parties (a "Developed Software Agreement") which shall preempt the application of any applicable state or Federal law or any other provision of this Agreement. Unless otherwise set forth in a Developed Software Agreement, at such time as ISSC and its Agents cease to provide an applicable Service, ISSC shall deliver to MetraHealth or its Affiliates, at no cost to MetraHealth or its Affiliates, a current copy of, and grant to MetraHealth and its Affiliates a perpetual, non-exclusive non-transferable license to use the Developed Software and any related documentation in the form in use by ISSC in connection with the Services as of the date of such cessation.

                       13.07 Infringement. In the event that the Services, the ISSC Software, or any code or materials created or used under this Agreement by ISSC or its Agents that is contained in the Developed Software is found to be infringing upon the proprietary rights of a third party, ISSC shall, at its own expense (1) obtain the right to use the infringing material, (2) modify the software or material so that it is no longer infringing, or
               (3) obtain and install functionally similar software or materials that are not infringing.

                       13.08 Changes and Upgrades to the Systems. Except as may be approved by MetraHealth, ISSC shall not make any changes or modifications to the Software that would alter the functionality of the Software, degrade the performance of the Software, or materially adversely affect MetraHealth's or its Affiliates' businesses. ISSC shall be responsible, at no cost to MetraHealth or its Affiliates, for any modification or enhancement to, or substitution for, the Software used in connection with the Services necessitated by (1) unauthorized changes by ISSC to the MetraHealth Software or Developed Software or (2) changes to the Systems Software or related operating environments.

                       13.09  Documentation.  Except as set forth in Section
               13.02 and Section 13.03 with respect to the ISSC Software, all Documentation shall be made available to MetraHealth and its Affiliates on a non-exclusive basis. All Documentation with respect to MetraHealth Software and Application Software shall be and will remain the property of MetraHealth and its Affiliates.

                       13.10 Cooperation Upon Divestiture. In the event of a divestiture of any business or business unit of MetraHealth or its Affiliates, ISSC shall cooperate with MetraHealth with respect to, and shall not unreasonably withhold or delay consent to, ISSC's transfer of any license or right to use Software or ISSC proprietary or third party tools.

               ARTICLE 14.  REQUIRED CONSENTS.
               ----------   -----------------

                       All consents or approvals necessary to allow ISSC or its
               Agents to use MetraHealth's or its Affiliates' leased assets, the services provided under MetraHealth's or its Affiliates' service contracts and that MetraHealth Software which is acquired by ISSC during the Term on behalf of, or for the benefit of, MetraHealth or its Affiliates to provide the Services shall be obtained by ISSC with MetraHealth's cooperation. All consents, upgrade fees or approvals necessary to allow ISSC or its Agents to use MetraHealth Software, other than that which is acquired by ISSC on behalf of, or for the benefit of, MetraHealth shall be obtained by MetraHealth with ISSC's cooperation. All consents or approvals necessary to allow ISSC or its Agents to (1) use the ISSC Software and the ISSC Third Party Software, (2) use any assets leased or owned by ISSC or its Agents and (3) use third party services retained by ISSC to provide the Services during the Term shall be obtained by ISSC. All consents or approvals necessary to allow MetraHealth and its Affiliates to continue to use after ISSC or its Agents cease to provide an applicable Service (a) any assets leased or owned by ISSC or its Agents or
               (b) the third party services retained by ISSC to provide Services during the Term shall be obtained by ISSC. MetraHealth shall be responsible for paying the costs of obtaining any consents associated with MetraHealth Software, other than that which is acquired by ISSC on behalf of, or for the benefit of, MetraHealth and its Affiliates during the Term. The Parties shall negotiate in good faith the financial responsibility for the costs of obtaining any other consents not otherwise provided for in this Agreement.

               ARTICLE 15.  METRAHEALTH RESPONSIBILITIES.
               ----------   ----------------------------
                       In addition to MetraHealth's other responsibilities
               provided for in this Agreement, during the Term, MetraHealth shall be responsible for:

                         (1) the appointment of the MetraHealth Project
                             Executive with the authority to bind MetraHealth;

                         (2) providing, on MetraHealth's premises, to ISSC
                             employees dedicated full time to the MetraHealth account and reasonably required to be located on MetraHealth's premises, reasonable space, office furnishings, janitorial service, office supplies, available copier, telephone, local phone service and utilities in connection with ISSC's provision of the Services, at no cost to ISSC; and

                         (3) cooperating with ISSC and its Agents by, among
                             other things, making available, as reasonably requested by ISSC, personnel, information, approvals and acceptances so that ISSC may perform its obligations hereunder in a timely and acceptable manner.

               ARTICLE 16.  REPORTS AND DATA.
               ----------   ----------------

                       16.01 Ownership of MetraHealth Data. The MetraHealth Data is and shall remain the property of MetraHealth and its Affiliates. The MetraHealth Data shall not be (1) used by ISSC or its Agents other than in connection with providing the Services, (2) disclosed, sold, assigned, leased or otherwise provided to third parties by ISSC or its Agents (except as provided for in this Agreement and subject to Article 22) or (3) commercially exploited by or on behalf of ISSC or its Agents. ISSC's security procedures shall ensure that MetraHealth Data shall not be available to MetraHealth Competitors. ISSC shall, at MetraHealth's request, provide information with respect to its security procedures with respect to MetraHealth Data.

                       16.02 Correction of Errors. As part of the Base Services, ISSC shall promptly correct at MetraHealth's request and sole discretion any errors or inaccuracies in the MetraHealth Data and the Reports caused by ISSC or its Agents and such correction shall not limit any other remedies that MetraHealth or its Affiliates may be entitled to under this Agreement or at law. Notwithstanding the foregoing, ISSC shall not make any changes to the MetraHealth Data without MetraHealth's prior approval.

                       16.03 Return of Data. ISSC shall, upon (1) request by MetraHealth at any time, or, (2) the cessation of all Termination Assistance Services, (a) promptly return to MetraHealth and its Affiliates, in the format and on the media requested by MetraHealth, at MetraHealth's option, all or a portion of the

               MetraHealth Data and (b) erase or destroy that portion of the MetraHealth Data not returned to MetraHealth in ISSC's or its Agents' possession upon cessation of all Termination Assistance Services. MetraHealth shall pay ISSC's reasonable out-of-pocket costs associated with the return of such data. Archival tapes containing any MetraHealth Data may be used by ISSC or its Agents solely for back-up and recovery purposes.

                       16.04 Reports and Raw Data. As part of the Base Services, ISSC shall provide to MetraHealth the Reports. The Reports shall be prepared and provided by ISSC to MetraHealth according to the schedules and in the manner set forth in the Procedures Manual and substantially similar to that set forth in Exhibit 19. The Reports will detail MetraHealth's use of system resources, as they relate to the Charges. ISSC will also provide or allow MetraHealth and its Affiliates electronic access to the data that was used to generate the Reports for the purposes of ad hoc reporting and for input to appropriate MetraHealth charge-back systems.

                       16.05 Re-Runs. Neither MetraHealth nor its Affiliates shall be charged for any re-runs of Reports or MetraHealth Data due to the fault of ISSC or any of its Agents. MetraHealth shall pay for the Application Hours, the Application Gigabytes and the Application Tape Mount Charges as specified in Exhibit 11 for that percentage of re-runs necessitated by incorrect or incomplete data, failure of Applications Software or erroneous instructions supplied to ISSC by MetraHealth and for correction of programming, operator, or other processing errors caused by MetraHealth. ISSC and MetraHealth shall agree on a process for detection, analysis and crediting with respect to re-runs as part of the Procedures Manual.

               ARTICLE 17.  CONTINUED PROVISION OF SERVICES.
               ----------   -------------------------------

                       17.01 Disaster Recovery. As part of the Base Services, ISSC shall (1) assume responsibility for recovering MetraHealth's Critical Applications, (2) as soon as practicable after the Effective Date and prior to completing the Transition of the first MetraHealth Data Center, submit to MetraHealth for its approval and, upon MetraHealth's approval, develop a disaster recovery plan for MetraHealth's and its Affiliates' operations in accordance with Exhibit 12, (3) update the disaster recovery plan prior to completing the Transition of each of the MetraHealth Data Centers, (4) certify to MetraHealth at least once each Contract Year that the disaster recovery plan is fully operational, (5) implement the disaster recovery plans upon the declaration of a Disaster by either Party and (6) have a contract with a provider of backup processing services during the Term. The purpose of the disaster recovery plan is to protect MetraHealth and its Affiliates in the event of a Disaster. As part of the Base Services, ISSC shall at least once each Contract Year, update and test the operability of the disaster recovery plan in effect at that time. The disaster recovery plan shall identify a backup facility or facilities that can provide the Services in the event of a Disaster (the "Backup Facility"). The Backup Facility shall be sufficiently distant from ISSC's primary processing facility such that a single event would not compromise the primary processing facility and the Backup Facility simultaneously. In the event (a) Backup Facilities (e.g., operating systems) are not operational within 24 hours of the declaration of a Disaster by either Party, (b) Critical Applications are not operational within 48 hours of the declaration of a Disaster or (c) Critical Applications are not provided in accordance with the Performance Standards within 72 hours of the declaration of a Disaster, MetraHealth may terminate the Agreement without regard to Article 25. ISSC shall demonstrate to MetraHealth's satisfaction that the Critical Applications can run at current transaction rates and schedules at the Backup Facility. ISSC shall demonstrate to MetraHealth's satisfaction that the Critical Applications can run in accordance with the Performance Standards at the Backup Facilities. As part of the Base Services, the disaster recovery plan shall provide that access from MetraHealth's locations to the Backup Facility shall be through direct data communications links (the number of access lines will be agreed upon) and will not pass through the primary data center complex.

                       17.02 Force Majeure. Any failure or delay by MetraHealth or ISSC in the performance of its obligations pursuant to this Agreement shall not be deemed a default of this Agreement or a ground for termination hereunder, provided that such failure or delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the non-performing Party through the use of alternate sources, work-around plans or other means to the extent such failure or delay is due to the occurrence of a Force Majeure Event. Except as provided under this Section 17.02, upon the occurrence of a Force

               Majeure Event, the non-performing Party shall be excused from any further performance of its obligations pursuant to this Agreement affected by the Force Majeure Event for as long as (1) such Force Majeure Event continues and (2) such Party continues to use reasonable commercial efforts to recommence performance whenever and to whatever extent possible without delay. The occurrence of a Force Majeure Event in respect of another customer of ISSC does not constitute a Force Majeure Event under this Agreement. The Party delayed by a Force Majeure Event shall immediately notify the other Party by telephone (to be confirmed in a notice within five days of the inception of such delay) of the occurrence of a Force Majeure Event and describe in reasonable detail the nature of the Force Majeure Event. If any Force Majeure Event prevents, hinders, or delays performance of any Service necessary for the performance of Critical Applications for more than 24 hours, MetraHealth may, upon notice to ISSC, procure the Services from an alternate source. ISSC shall be liable for the amount of MetraHealth's payments to such alternate source in excess of ISSC's Charges under this Agreement. If any Force Majeure Event prevents, hinders or delays performance of the Services necessary for the performance of Critical Applications for more than 75 days, MetraHealth may terminate this Agreement (without regard to any cure rights that ISSC might otherwise have under this Agreement) without limitation as to any other remedies that MetraHealth or its Affiliates may be entitled to under this

               Agreement or at law. The occurrence of a Force Majeure Event does not limit or otherwise affect ISSC's obligation to provide either normal business continuation procedures or any other disaster recovery services as described in Section 17.01.
                       17.03 Allocation of Resources. Whenever a Force Majeure Event or a Disaster causes ISSC to allocate limited resources between or among ISSC's Affiliates and customers, MetraHealth and its Affiliates shall receive at least the same priority in respect of such allocation as that received by ISSC's other commercial customers receiving substantially similar goods and services.


               ARTICLE 18.  PAYMENTS.

                       18.01 Base Charges. In consideration of ISSC providing the Base Services, MetraHealth shall pay to ISSC the Base Charges. ISSC shall be responsible for all fees and expenses incurred by ISSC in connection with this Agreement prior to the Agreement Date. For the purposes of this Agreement, "as part of the Base Services" means that such Services or deliverables are included in the Base Charges. Unless explicitly set forth in this Agreement, no other charges apply to the provision of the Services.

                       18.02 Additional Charges. In consideration of ISSC providing the Additional Services, MetraHealth shall pay to ISSC the Additional Charges.

                       18.03 Rights of Set off. MetraHealth may set-off any amounts owed to MetraHealth as a credit against the Charges payable to ISSC.

                       18.04 Expenses. All expenses (including travel and travel-related expenses) incurred by ISSC in connection with its provision of the Base Services are included in the Base Charges and shall not be reimbursed by MetraHealth or its Affiliates unless agreed upon in advance by MetraHealth. If agreed upon pursuant to an Additional Services Schedule, MetraHealth shall pay or reimburse ISSC for the reasonable and actual documented expenses, including travel and travel-related expenses, incurred by ISSC in connection with its performance of the Additional Services provided that such expenses are incurred in accordance with MetraHealth's policy for such expenses as set forth in
               Exhibit 14 or otherwise approved in writing by the MetraHealth Project Executive. MetraHealth shall have no obligation to reimburse ISSC for any such expenses which are either not properly approved in advance or which are not invoiced within 120 days of the later of the date incurred or invoiced by the third party to ISSC.

                       18.05 Unused Credits. Any unused credits against future payments issued to MetraHealth by ISSC pursuant to this Agreement shall be paid to MetraHealth by ISSC within 30 days of the expiration or termination of this Agreement for any reason.

                       18.06 Adjustment to Charges. Except as otherwise agreed upon by the Parties and subject to this Section 18.06,

               ISSC may not increase the Charges during the Term. Commencing as of December 31, 1996, and not more than once annually, ISSC may increase the Charges according to the formula set forth in
               Exhibit 23.

                       18.07 Proration. Unless otherwise specified, all periodic fees or Charges under this Agreement are to be calculated on a calendar month basis and will be prorated for any partial month.

                       18.08 Most Favored Customer. In the event that ISSC offers information technology services to other health insurance or managed care providers with books of business of at least five million lives that are substantially similar to Services provided under this Agreement and at charges lower than the Base Charges, MetraHealth shall receive for each such Service at least the same charges for such service, retroactive to the date such service was offered to the other customer. Upon MetraHealth's request, ISSC shall advise MetraHealth in writing that this Section 18.08 has not been contradicted by any transaction entered into by ISSC since the later of (1) the Effective Date or (2) the date of the most recent written notice provided by ISSC pursuant to this
               Section 18.08.

                       18.09 Technology Improvements. MetraHealth and ISSC acknowledge that significant hardware and software price and performance improvements which occur during the Term may result in greater savings in respect of the total costs of providing the Services than ISSC assumed in establishing the Charges. Within

               60 days of the commencement of each calendar year, the Parties shall review actual information technology trends during the previous calendar year based on objective third-party information. In the event that MetraHealth believes that significant hardware and software price and performance improvements have occurred which are applicable to the Services and which have not been adopted by ISSC and if the Parties determine that they will realize significant cost savings as a result of the implementation of such new hardware and software improvements, ISSC and MetraHealth shall determine an appropriate allocation of implementation expenses, determine an appropriate reduction to the Charges which reflects anticipated cost savings, and implement such new hardware and software improvements. In the event that the Parties cannot agree on specific reductions, the matter shall be submitted to the Management Committee for dispute resolution pursuant to Article 28.

               ARTICLE 19.  PAYMENT SCHEDULE.
               ----------   ----------------

                       19.01 Charges. ISSC shall provide MetraHealth during the Term with an invoice during the first week of each calendar month for that month's Base Charges and Additional Charges for any Additional Services performed by ISSC during the prior month. MetraHealth shall pay (***) of the Base Charges and (***) of the Additional Charges set forth on the invoice within 30 days after receipt by MetraHealth. The additional (***) of the Base Charges shall be included in the subsequent month's invoice. MetraHealth shall pay invoices by wire funds transfer or other electronic means acceptable to ISSC to an account specified by ISSC.

                       19.02 Detailed Invoices. Upon MetraHealth's request, ISSC shall provide invoices with varying degrees of detail as reasonably requested by MetraHealth.

                       19.03 Time of Payment. Any sum due ISSC pursuant to this Agreement for which payment is not otherwise specified shall be due and payable 30 days after receipt by MetraHealth of an invoice from ISSC. In the event that MetraHealth determines that it has made any overpayment or paid any charges not in fact due, MetraHealth shall be entitled to an immediate refund upon notice to ISSC of such overpayment. Any payment due to a Party under this Agreement, other than amounts set-off pursuant to Section
               18.03 and disputed charges or credits under Section 19.04, shall accrue interest at the rate of (***) per


*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

               month calculated from the date such payment is owed until the date of payment.

                       19.04 Disputed Charges or Credits. In the event either Party in good faith disputes the accuracy or applicability of any Charge or credit, the Party shall notify the other Party of the nature and support for such dispute within a reasonable period after becoming aware of, and performing an investigation of, the disputed matter. Except as permitted by Section 18.03, the Party contesting its obligations to pay a Charge or to grant a credit shall deposit any disputed amount up to but not exceeding 10 percent of the prior month's Charges, that cannot be resolved by the Management Committee which exceeds (***) in an interest-bearing escrow account in the United States bank or depository specified by the other Party. In the event of a dispute pursuant to which a Party in good faith believes it is entitled to withhold payment, (1) such Party shall continue to pay the undisputed amounts and pay the disputed amounts into escrow or to ISSC in accordance with this Section 19.04 and (2) the other Party shall continue to provide the Services or otherwise perform its obligations. Upon resolution of the dispute, the Parties shall allocate the money in the escrow account and any fees relating to opening and maintaining the escrow account, plus any interest earned on such money, according to the resolution of the dispute. No failure by either Party to identify a contested Charge or credit prior to payment of the invoiced amount shall limit or waive any of such Party's rights


*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

               or remedies with respect to such Charges or credits, including such Party's right to withhold such disputed amounts from subsequent Charges or credits due to the other Party and pay such sums into an escrow account as described in this Section 19.04. Unpaid fees and credits that are in dispute in accordance with this Section 19.04 shall not be considered a basis for monetary or other default or other grounds for non-performance or termination under this Agreement.

               ARTICLE 20.  TAXES.
               ----------   -----
                     (1) The Base Charges paid by MetraHealth are inclusive of any applicable sales, use, personal property or other taxes attributable to periods on or after the Effective Date based upon or measured by ISSC's cost in acquiring or providing equipment, materials, supplies or services furnished or used by ISSC in performing or furnishing the Base Services, including without limitation, all personal property and use taxes, if any, due on ISSC Machines and ISSC Software and sales tax, if any, due on ISSC's purchase of assets from MetraHealth or its Affiliates.

                     (2) In the event that a sales, use, excise or services tax is assessed on the provision of the Services by ISSC or on ISSC's charges to MetraHealth under this Agreement, however levied or assessed, MetraHealth shall be responsible for and pay the amount of any such tax. ISSC shall inform MetraHealth immediately upon its receipt of notice of any kind that any such sales, use, excise or service tax is due or has been assessed on the provision of the Services. In such event, ISSC and MetraHealth shall jointly determine whether any such tax or assessment shall be paid, compromised, litigated or appealed and shall jointly determine appropriate matters with respect to procedure, compromise, defense or appeal or any other aspects of any such tax or assessment concerning its liability. MetraHealth shall also be responsible for paying all personal property or use taxes due on or with respect to MetraHealth Machines and Applications Software and for the payment of any excise taxes for data network lines and circuits.

                     (3) Each Party shall bear sole responsibility for all taxes, assessments and other real property-related levies on its owned or leased real property.

                     (4) The Parties agree to cooperate with each other to more accurately determine each Party's tax liability and to minimize such liability to the extent legally possible.

                     (5) Each Party shall provide and make available to the other any resale certificates, information regarding out-of-state sales or use of equipment, materials or services, and other exemption certificates or information reasonably requested by either party.

                     (6) MetraHealth and ISSC shall cooperate to segregate the fees payable under this Agreement into the following separate payment streams: (1) those for taxable Services, (2) those for nontaxable Services, (3) those for which a sales, use or similar tax has already been paid by ISSC and (4) those for which ISSC functions merely as a paying agent for MetraHealth in receiving goods, supplies or services (including leasing and licensing arrangements) that otherwise are nontaxable or have previously been subject to tax. ISSC shall minimize taxes to be incurred as a result of the performance of ISSC's obligations under this Agreement.

               ARTICLE 21.  AUDITS.
               ----------   ------

                         21.01 Processing. Upon notice from MetraHealth, ISSC shall provide, and shall cause its Agents to provide, such auditors and inspectors as MetraHealth or any audit or regulatory authority may designate with reasonable access to the Service Locations and the Software and Machines for the purpose of performing audits or inspections of the Services and the businesses of MetraHealth (including ISSC's provision of any Service being provided in support of business being audited). ISSC shall provide, and shall cause its Agents to provide, such access (1) during normal business days and hours (except as may be necessary to perform security audits) at ISSC Service Locations and (2) at any time at MetraHealth's service locations. As part of the Base Services, ISSC shall provide, and shall cause its Agents to provide, such auditors and inspectors any assistance that they may reasonably require. If any audit by an auditor designated by MetraHealth or a regulatory authority results in ISSC being notified that it or its Agents are not in compliance with any generally accepted or statutory accounting principle, statutory requirement, or other audit requirement (as agreed to by the Parties) relating to the Services (other than an audit requirement relating specifically to the insurance industry), ISSC shall, and shall cause its Agents to, at its own expense and within the period of time specified by such auditor or regulatory authority comply with such audit.

                       21.02 Charges. Upon notice from MetraHealth, ISSC shall provide, and shall cause its Agents to provide, to MetraHealth and its designees access to such financial records and supporting documentation as may be necessary for MetraHealth to determine the accuracy of the Charges. Upon reasonable notice from MetraHealth, MetraHealth may audit the Charges charged to MetraHealth to determine that such Charges are accurate and in accordance with this Agreement. If, as a result of such audit, MetraHealth determines that ISSC has overcharged MetraHealth, MetraHealth shall notify ISSC of the amount of such overcharges and ISSC shall promptly pay to MetraHealth the amount of the overcharge, plus interest at the current prime rate, as announced by The Chase Manhattan Bank, N.A., calculated from the date of receipt by ISSC of the overcharged amount until the date of payment to MetraHealth.

                    21.03   Unauthorized Access.
                            -------------------

                     (1) In the event ISSC or its Agents discover or are notified of a material breach or potential material breach of security on a system, or telecommunications network which contains, processes or transmits MetraHealth's Confidential Information, ISSC shall immediately (a) notify MetraHealth, (b) investigate the breach or potential breach and (c) provide MetraHealth and its designees with reasonable access to all resources and information in ISSC's possession as may be necessary to investigate the breach or potential breach. MetraHealth shall have the right to conduct any investigation relating to such breach or potential breach that it determines is appropriate.


                     (2) In the event ISSC or its Agents may have been, or are likely to be, involved in unauthorized or illegal activities to obtain money or information from or through MetraHealth or any of its Affiliates, its clients or suppliers or in any way damage (or expose to damage) MetraHealth its Affiliates or any of their clients or suppliers, ISSC shall immediately (a) notify MetraHealth, (b) investigate such activities and (c) provide

                            MetraHealth and its designees with reasonable access to all resources and information in ISSC's possession as may be necessary to investigate such activities. MetraHealth shall have the right to conduct and control any investigation relating to such activities that it determines is appropriate.

                       21.04 Record Retention. Each of MetraHealth and ISSC, as part of the Base Services, shall (1) retain records and supporting documentation sufficient to document the Services and the Charges paid or payable by MetraHealth under this Agreement in accordance with such Party's record and document retention policies and procedures and in accordance with all laws and regulations applicable to MetraHealth and its Affiliates' businesses and (2) upon notice from the other Party, provide such Party and its auditors or inspectors with reasonable access to such records and documentation.

                       21.05 Access and Reports. As part of the Base Services, ISSC shall provide to MetraHealth and its designees access to (1) ISSC's and its Agents' staff, (2) records and supporting documentation (including program source code to the extent permitted by law or under the applicable third party agreements) relating to the Services and the portion of the Charges which are volume-related, (3) the Software and (4) the Service Locations or other facilities, as may be reasonably necessary for MetraHealth or its auditors or inspectors to perform the audits described in
               Section 21.01 and Section 21.02.

               As part of the Base Services, ISSC shall provide to MetraHealth periodic status reports in accordance with the audit procedures described in Exhibit 13 regarding ISSC's resolution of any audit-related compliance activity for which ISSC is responsible.

                       21.06 Audit Software. As part of the Base Services, and subject to the Change Control Procedures, ISSC shall, at MetraHealth's request and to the extent permitted under the applicable third party agreements, operate such audit software as MetraHealth or its designee may provide to ISSC from time to time during the Term.

                       21.07 Facilities. To the extent reasonably available, ISSC shall provide to MetraHealth and its designees on ISSC's premises (or if the audit is being performed of a subcontractor, the subcontractor's premises if necessary) space, office furnishings (including lockable cabinets), telephone and facsimile service, utilities and office-related equipment (including a copier) as MetraHealth or such auditors and inspectors may reasonably require to perform the audits described in this Article 21. Such facilities and related assistance shall be provided as part of the Base Services.

                       21.08 Third Party Audit. As part of the Base Services, ISSC shall cooperate and participate, at the reasonable request of MetraHealth, in an audit of ISSC by an external auditor acceptable to, and paid for by, MetraHealth for the purpose of ensuring compliance with this Agreement. The results of such third party audit shall be the exclusive property of MetraHealth.

               ARTICLE 22.  CONFIDENTIALITY.
               ----------   ---------------

                       22.01 Confidential Information. Each Party shall use at least the same standard of care in the protection of Confidential Information of the other Party as it uses to protect its own confidential or proprietary information. Each Party shall use the Confidential Information of the other Party only in the performance of obligations under this Agreement and shall make such Confidential Information available only to its employees or Agents having a "need to know" with respect to such purpose. Each Party shall advise each such employee and Agent of its obligations under this Agreement and require such employees, subcontractors and agents to abide by such obligations. In the event of the expiration or termination of this Agreement for any reason, all Confidential Information of a Party disclosed to and all copies thereof made by the other Party shall be returned to the disclosing Party or, at the disclosing Party's option, erased or destroyed. The recipient of the Confidential Information shall provide to the disclosing Party certificates evidencing such destruction. The obligations in this Section 22.01 shall not restrict any disclosure by a Party pursuant to any applicable law, or by order of any court or government agency (provided that the disclosing Party shall give prompt notice to the non-disclosing Party of such order). Confidential Information of a Party shall not be afforded the protection of this Agreement if such data was (a) developed by the other Party from non-Confidential Information, (b) rightfully obtained by the other Party without restriction from a third party, (c) publicly available other than through the fault or negligence of the other Party or
               (d) released without restriction to anyone by the owner of the Confidential Information. Except for such longer period as may be required by law or contract, the obligations set forth in this
               Article 22 shall continue for five years after the expiration or termination of this Agreement. In addition, each Party understands and agrees that the receiving Party's employees will further develop their skills and experience through use of the disclosing Party's Confidential Information. It is not a violation of this Agreement for the recipient to use such general knowledge, skills, ideas, and techniques learned from Confidential Information in the ordinary course of its business; provided, however, that such knowledge, skills, ideas, and techniques are limited to information mentally retained by the receiving Party's employees without a subsequent reference to tangible documentation, and will not include (i) the source of the information, (ii) any financial, statistical, or personnel information, or (iii) the business plans of the disclosing Party.

                       22.02 Attorney-Client Privilege. ISSC acknowledges that MetraHealth asserts that Privileged Work Product has been or will be prepared in anticipation of litigation and that ISSC is performing the services in respect of Privileged Work Product as an agent of MetraHealth, and that all matter related thereto is protected from disclosure by Rule 26 of the Federal Rules of Civil Procedure. MetraHealth will notify ISSC of any Privileged Work Product to which ISSC has or may have access. After the

               ISSC Project Executive is notified or otherwise becomes aware that such documents, data, database or communications are Privileged Work Product, only ISSC personnel for whom such access is necessary for the purposes of providing Services to MetraHealth as provided in this Agreement may have access to Privileged Work Product. Should ISSC ever be notified of any judicial or other proceeding seeking to obtain access to Privileged Work Product, ISSC shall (a) immediately notify the person signing this Agreement on behalf of MetraHealth and (b) resist providing such access to the extent it may lawfully do so. MetraHealth shall have the right and duty to represent ISSC in such resistance or to select and compensate counsel to so represent ISSC or to reimburse ISSC for reasonable attorneys' fees and expenses incurred in resisting such access. If ISSC is ultimately required, pursuant to an order of a court of competent jurisdiction, to produce documents, disclose data or otherwise act in contravention of the confidentiality obligations imposed in this Agreement, or otherwise with respect to maintaining the confidentiality, proprietary nature and secrecy of Privileged Work Product, ISSC shall not be liable for breach of such obligation.

                       22.03 Equitable Relief. Each Party acknowledges and agrees that, in the event of a breach or threatened breach of any of the foregoing provisions, such Party may have no adequate remedy in damages and, accordingly, shall be entitled to seek an injunction or specific performance to prevent such breach or threatened breach; provided, however, that no specification of a particular legal or equitable remedy shall be construed as a waiver, prohibition or limitation of any legal or equitable remedies in the event of a breach hereof.

                       22.04 Unauthorized Acts. Each Party shall: (1) notify the other Party promptly of any unauthorized possession, use or knowledge, or attempt thereof, of any Confidential Information by any person or entity which may become known to it, (2) promptly furnish to the other Party full details of the unauthorized possession, use or knowledge, or attempt thereof, and use reasonable efforts to assist the other Party in investigating or preventing the reoccurrence of any unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information,
               (3) cooperate with the other Party in any litigation and investigation against third parties deemed necessary by such Party to protect its proprietary rights and (4) promptly prevent a reoccurrence of any such unauthorized possession, use or knowledge of Confidential Information.

                       22.05 Legal Action. Neither Party shall commence any legal action or proceeding in respect of any unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information by any person or entity which action or proceeding identifies the other Party or its Confidential Information without such Party's consent.

                                                                              77
               ARTICLE 23.  REPRESENTATIONS, WARRANTIES AND COVENANTS.
               ----------   -----------------------------------------

                       23.01 By MetraHealth. MetraHealth represents, warrants and covenants that: (1) it is a corporation validly existing and in good standing under the laws of Delaware, (2) it has all the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, (3) the execution, delivery and performance of this Agreement has been duly authorized by MetraHealth, (4) no approval, authorization or consent of any governmental or regulatory authority is required to be obtained or made by it in order for it to enter into and perform its obligations under this Agreement, (5) in connection with its obligations under this Agreement, it shall comply with all applicable Federal, state and local laws and regulations and shall obtain all applicable permits and licenses, (6) the MetraHealth Proprietary Software does not and will not, and any code or materials provided or created by MetraHealth or its Agents that is contained on Developed Software will not, infringe upon the proprietary rights of any third party (7) it has not disclosed as of the Effective Date any Confidential Information relating to ISSC and (8) it is either the owner or authorized by the owner of the MetraHealth Machines and MetraHealth Software to use such MetraHealth Machines and MetraHealth Software in accordance with the terms of this Agreement.

                       23.02 By ISSC. ISSC represents, warrants and covenants that: (1) it is a corporation validly existing and in good standing under the laws of Delaware (2) it has all requisite

                                                                              78
               corporate power and authority to execute, deliver and perform its obligations under this Agreement, (3) the execution, delivery and performance of this Agreement has been duly authorized by ISSC,
               (4) no approval, authorization or consent of any governmental or regulatory authority is required to be obtained or made by it in order for it to enter into and perform its obligations under this Agreement, (5) in connection with providing the Services, it shall comply with all applicable Federal, state and local laws and regulations and has obtained all applicable permits, rights and licenses (including, without limitation, all rights and licenses which are necessary to use the Systems), (6) the ISSC Proprietary Software does not, and the provision of the Services and the Developed Software (except for any code or materials provided or created by MetraHealth or its Agents) does not, infringe upon the proprietary rights of any third party, (7) it has not disclosed as of the Effective Date any Confidential Information relating to MetraHealth, (8) it is either the owner or authorized by the owner of the ISSC Machines to use such ISSC Machines in accordance with the terms of this Agreement and (9) MetraHealth shall not be required to pay any pass-through charges under this Agreement.

                       23.03 Government Contracts. ISSC and its Agents, as subcontractors for MetraHealth or its Affiliates under certain agreements between MetraHealth or its Affiliates and the United States Department of Health and Human Services Health Care Financing Administration and the United States Railroad
               Retire-

                                                                              79
               ment Board whereby MetraHealth or its Affiliates provide administrative services under the Federal Social Security Act (the "Medicare Contracts"), agree to comply with all provisions applicable to subcontractors under the Medicare Contracts, which provisions are herein incorporated by reference.


               ARTICLE 24.  TERMINATION.
               ----------   -----------

                       24.01 Termination for Convenience. MetraHealth may terminate this Agreement, without regard to Section 24.02,
               Section 24.03 or Section 24.04, at any time after the fourth anniversary of the Effective Date upon 90 days' prior notice to ISSC.

                       24.02 Termination for Sale of ISSC. In the event that substantially all of the assets or more than 50 percent of the voting securities of ISSC are sold or transferred to any person or entity or events occur that would constitute a change in control of ISSC, ISSC shall provide MetraHealth notice within 10 days thereof. MetraHealth may terminate this Agreement upon 120 days' prior notice to ISSC, if such notice is given within 60 days of MetraHealth's receipt of notice by ISSC of such a sale, transfer or change in control. In the event that ISSC fails to provide the notice pursuant to this Section 24.02, and fails to cure such breach within two days after receipt of notice from MetraHealth, MetraHealth may terminate this Agreement immediately. The termination rights described in this Section
               24.02 shall not apply to a merger or corporate reorganization in which IBM is the surviving entity (provided, however, that such merger or corporate reorganization does not result in a material adverse change in the performance of the Services).

                       24.03 Termination for Sale of MetraHealth. In the event that substantially all of the assets or more than 50 percent of the voting securities of MetraHealth are sold or transferred to any person or entity that would constitute a change in control of MetraHealth occurs, MetraHealth may, within 360 days' of such sale or transfer, provide ISSC notice that it intends to terminate this Agreement. Provided that MetraHealth provides such notice, MetraHealth may, upon 60 days' prior notice to ISSC, terminate this Agreement at any time following the fourth anniversary of the Effective Date.

                       24.04 Termination for Material Breach. If either party defaults in the performance of any of its material obligations under this Agreement and such default is not cured within 30 days (the "Default Cure Period") after notice (the "Default Notice") is received by the defaulting Party specifying, in reasonable detail, the nature of the default, the non-defaulting Party may, upon further notice to the defaulting Party, terminate this Agreement as of the date specified in such notice of termination. Any non-payment of a disputed amount under this Agreement pursuant to Section 19.04 shall not be considered a default under this Agreement. Any termination under this Section 24.04 shall be without limitation as to any other remedies that a Party may be entitled to under this Agreement. A Party shall be in default under this Agreement if upon the occurrence of events reasonably creating doubts as to such Party's ability or willingness to perform future obligations under this Agreement and such Party fails to provide within 10 days after written notice by the other Party such assurances of performance as are reasonably requested in writing by the other Party. Notwithstanding anything to the contrary contained in this Agreement, in the event of a dispute relating to or arising out of a Default Notice, the dispute resolution process set forth in
               Section 28.02 and Section 28.03 must be commenced and completed within the Default Cure Period.

                       24.05 Other Terminations. This Agreement may also terminate this Agreement, in whole or in part, pursuant to
               Section 17.01, Section 17.02 and Section 30.03. Any such termination shall not be subject to Section 24.01, Section 24.03 or Section 24.04.


               ARTICLE 25.  TERMINATION CHARGE.
               ----------   ------------------

                       25.01 Termination for Convenience. In the event of a termination pursuant to Section 24.01, MetraHealth shall pay to ISSC on the effective date of such termination an amount equal to the Termination Charge specified in Exhibit 17 for termination pursuant to Section 24.01 for the Contract Year that such termination is effected.

                       25.02 Termination for Sale of MetraHealth. In the event of a termination pursuant to Section 24.03, MetraHealth shall pay to ISSC on the effective date of such termination an amount equal to the Termination Charge specified in Exhibit 17 for a termination pursuant to Section 24.03 for the Contract Year that such termination is effected.

                       25.03 Proration. The Termination Charge shall be prorated from the effective date of any termination effected pursuant to Section 24.01 according to the following formula:

                  (A-B)/12 months} x C + B = Prorated Termination Fee

                  where:

                  A = the termination fee specified in Exhibit 17 for the Contract Year in which termination is effective;

                  B = the termination fee specified in Exhibit 17 for the Contract Year after the Contract Year in which termination is effective; and

                  C = the number of months remaining during the Contract Year in which termination is effective.

                       25.04 No Additional Charges. In the event of a termination of this Agreement, MetraHealth shall not pay to ISSC any fees or charges other than those fees due and payable under this Agreement at the time of such termination and the applicable Termination Charges set forth in Section 25.01.

               ARTICLE 26.  TERMINATION ASSISTANCE.
               ----------   ----------------------

                       Provided that MetraHealth is not in default of its
               financial obligations to ISSC under this Agreement, ISSC shall perform, upon MetraHealth's request, the Termination Assistance Services for up to 360 days following the expiration or termination of this Agreement, in whole or in part, for the Charges in effect immediately prior to such expiration or termination. The quality and standards of performance following expiration or termination shall not be degraded. Upon expiration or termination of this Agreement, in whole or in part, each Party shall, in accordance with the other's written instructions, return to the other Party all relevant Confidential Information or other materials supplied to it in the same condition as received, normal wear and tear excepted. If MetraHealth requests that all MetraHealth Data stored on any data media be returned to it, MetraHealth shall pay ISSC the then current replacement cost of all data media delivered by ISSC to MetraHealth. ISSC shall provide the data in a machine readable form to the specifications set by MetraHealth and to the satisfaction of MetraHealth.

               ARTICLE 27.  EXIT PLAN.
               ----------   ---------

                       Provided that MetraHealth is not in default of its
               financial obligations under this Agreement, then upon the expiration or the termination of this Agreement, in whole or in party, for any reason:

                       (1) ISSC shall provide the Termination Assistance Services with MetraHealth's reasonable cooperation in accordance with Article 26;

                       (2)  each Party shall have the rights specified in
                            Article 13 in respect of the Software and tools;

                       (3) upon MetraHealth's request, with respect to any contracts applicable to services being provided to MetraHealth or its Affiliates for maintenance, disaster recovery services and other necessary third party services being used by ISSC or its Agents to perform Services as of the expiration or termination, ISSC shall, if possible, transfer or assign such agreements to MetraHealth or its designee, on terms and conditions acceptable to both parties; and

                       (5) upon MetraHealth's request, ISSC shall sell to MetraHealth or its designee the ISSC Machines being solely used to provide the Services, free and clear of all liens, security interests or other encumbrances, at market rates.

               ARTICLE 28.  DISPUTE RESOLUTION.
               ----------   ------------------

                       28.01 Project Executives. All disputes shall initially be referred to the ISSC Project Executive and the MetraHealth Project Executive. If the Project Executives are unable to resolve the dispute within 10 business days after referral of the matter to them, the Parties shall submit the dispute to the Management Committee.

                       28.02 Management Committee. The Management Committee shall meet at least once every 90-day period during the Term (or such other time as the Management Committee may agree from time to time) for the purpose of overseeing the performance of this Agreement and resolving the disputes that may arise under this Agreement. The Management Committee shall consider the disputes in the order such disputes are brought before it. In the event the Management Committee is unable to resolve a dispute within 10 business days from the date that the Management Committee first considered the matter, the Management Committee shall notify the senior management of each Party pursuant to Section 28.03.


                       28.03 Senior Management. Either Party may, upon notice and within 10 business days of receipt of a notice from the Management Committee pursuant to Section 28.02, elect to convene a meeting between senior management of the Parties. Such meeting shall occur no more than 10 business days after a Party serves notice to commence the procedure set forth in this Section 28.03. If the matter cannot be resolved at such meeting by such senior executives, a neutral adviser, if one has been agreed upon, may be asked to assist such senior executives in evaluating the strengths and weaknesses of each Party's position on the merits of the dispute. Thereafter, such senior executives shall meet and try again to resolve the matter. If the matter cannot be resolved at such meeting, such senior executives shall inform their respective senior management and the proceedings occurring pursuant to this Section 28.03 will have been without prejudice to the legal position of either Party. Each of the Parties shall bear its respective costs incurred in connection with the procedure set forth in this Section 28.03, except that they shall share equally the fees and expenses of the neutral adviser, if any, and the costs of the facility for the meeting.


                       28.04 Judicial Resolution. If a dispute is not resolved pursuant to Section 28.03, then either Party may, institute a legal proceeding against the other Party. With respect to an action to seek injunctive relief or specific performance to prevent or stay a breach of any provision of Article 13 or
               Article 22, the procedures of this Article 28 are not binding.

                       28.05 Continuity of Services. During the Term, ISSC assumes an independent obligation to continue to perform the Services during any dispute between the Parties, including any litigation proceedings.

               ARTICLE 29.  INDEMNIFICATION.
               ----------   ---------------

                       29.01 By MetraHealth. Subject to the limits and other provisions of Article 30, MetraHealth shall indemnify and hold ISSC harmless from any liability, damages or expenses, including reasonable attorneys' fees, arising out of or relating to (1) any claim by a third party that (a) the MetraHealth Proprietary Software or (b) any code or materials provided or created by MetraHealth that is contained in the Developed Software (except as may have been caused by a (i) modification by ISSC or its Agents (which was not directed by MetraHealth) or (ii) ISSC's combination, operation or use with devices, data or programs furnished by ISSC or its Agents, to the extent that the infringement arises from such modifications, combination, operation or use) infringes upon the proprietary rights of any third party, (2) any amounts, including taxes, interest and penalties assessed against ISSC which are obligations of MetraHealth pursuant to Article 20, (3) the inaccuracy or untruthfulness of any representation, warranty or covenant made by MetraHealth pursuant to Section 23.01, (4) tangible personal or real property damage, net of insurance recovery, resulting from MetraHealth's acts or omissions, to the extent such damage exceeds $50,000 in the aggregate, (5) any payment or other obligation of MetraHealth which accrues prior to the Effective Date and (6) breaches of MetraHealth's obligations under this Agreement.

                       29.02 By ISSC. Subject to the limits and other provisions of Article 30, ISSC shall indemnify and hold

               MetraHealth harmless from, any liability, damages or expenses, including reasonable attorneys' fees, arising out of or relating to (1) any claim by a third party that (a) the Services, (b) the ISSC Proprietary Software or (c) any code or materials provided or created by ISSC or its Agents that is contained in the Developed Software infringe upon the proprietary rights of any third party (except as may have been caused by (i) a modification by MetraHealth's employees (which was not directed by ISSC) or
               (ii) MetraHealth's combination, operation or use with devices, data or programs furnished by MetraHealth or its Agents to the extent that the infringement would not have occurred but for such modification, combination, operation or use), (2) any amounts including taxes, interest and penalties assessed against MetraHealth or its Affiliates which are obligations of ISSC pursuant to Article 20, (3) the inaccuracy or untruthfulness of any representation, warranty or covenant made by ISSC pursuant to
               Section 23.02, (4) claims arising out of ISSC's breach or violation of ISSC's subcontracting arrangements, (5) tangible personal or real property damage, net of insurance recovery, resulting from ISSC's acts or omissions, to the extent such damage exceeds (***) in the aggregate, (6) a breach of the safety or physical security procedures in effect (i) at the ISSC Service Locations or (ii) at the MetraHealth service locations to the extent the breach results from ISSC's acts or omissions and (7) breaches of ISSC's obligations under this Agreement.


*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

                                                                              89
                       29.03 Indemnification Procedures. If any third party makes a claim covered by Section 29.01 or Section 29.02 against an Indemnitee with respect to which such Indemnitee intends to seek indemnification under Section 29.01 or Section 29.02, such Indemnitee shall give prompt notice of such claim to the Indem-nifying Party (under Section 29.01 or Section 29.02), including a brief description of the amount and basis therefor, if known. Neither the Indemnifying Party nor any Indemnitee shall be liable for any settlement of any third party claim subject to indemnification effected without its consent.


               ARTICLE 30.  DAMAGES.
               ----------   -------

                       30.01 Direct Damages. Each of MetraHealth and ISSC shall be liable to the other Party for any direct damages arising out of or relating to a breach of its obligations under this Agreement. The following shall be considered direct damages and ISSC shall not assert that they are indirect, incidental, special, or consequential damages or lost profits to the extent they result from ISSC's failure to provide the Services in accordance with the Agreement:

                       (1)  costs of recreating or reloading any of
                            MetraHealth's or its Affiliates' information that is lost or damaged;


                       (2)  costs of implementing a work around in
                            respect of a failure to provide all or a portion of the Services or any part thereof;

                       (3)  costs of replacing lost or damaged
                            equipment software and materials;

                       (4) costs and expenses incurred by MetraHealth or its Affiliates to correct errors in software maintenance and enhancements provided as part of the Services or any part thereof;

                       (5) costs and expenses incurred by MetraHealth or its Affiliates to procure the Services from an alternate source, to the extent in excess of ISSC's charges under the Agreement;

                       (6) straight time, overtime or related expenses incurred by MetraHealth or its Affiliates, including overhead allocations of
                            MetraHealth or its Affiliates for their
                            employees, wages and salaries of additional employees, travel expenses, overtime expenses, telecommunication charges and similar charges, due to the failure of ISSC or its Agents to provide all or a portion of the Services incurred in connection with (1) through (5) above; and

                       (7)  (***)

*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

               The liability of either Party for actual, direct damages resulting from performance or nonperformance under this Agreement, regardless of the form of action, and whether in contract, tort (including, without limitation, negligence), warranty or other legal or equitable grounds, will be limited in the aggregate to (***) (the "Direct Damages Cap"). This limitation will not apply to (a) losses by either Party for bodily injury or damage to real property or tangible personal property, (b) either Party's obligations to indemnify the other pursuant to Section 29.01(1), Section 29.01(4), Section 29.02(1) and Section 29.02(5) or (c) any breach of confidentiality obligations contained in this Agreement or the improper disclosure of MetraHealth Data.

                       30.02 Consequential Damages. In no event will either Party have any liability whether based on contract, tort (including, without limitation, negligence), warranty or any other legal or equitable grounds, for any loss of interest, profit or revenue by the other Party or for any consequential, indirect, incidental, special, punitive or exemplary damages suffered by the other Party, arising from or related to this Agreement, even if such Party has been advised of the possibility of such losses or damages; provided, however, that this clause will not prevent either Party from recovering amounts owed under this Agreement. This limitation will not apply to (1) losses by either Party for bodily injury or damage to real property or tangible personal property, (2) either Party's obligations to indemnify the other pursuant to Section 29.01(1), Section

*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

               29.01(3), Section 29.01(4), Section 29.02(1), Section 29.02(3)
               and Section 29.05(6) or (3) any breach of confidentiality obligations contained in this Agreement or the improper disclosure of MetraHealth Data. Notwithstanding the foregoing and subject to the Direct Damages Cap, ISSC shall be liable to MetraHealth for up to three times the amount of any payment or penalty imposed on MetraHealth or its Affiliates by a regulatory agency arising out of ISSC's or its Agents' nonperformance under this Agreement.

                       30.03 Performance Credits. In the event ISSC fails to meet any of the Performance Standards, ISSC shall pay to MetraHealth the applicable Performance Credits. The Performance Credits payable to MetraHealth in any calendar month shall not exceed, in the aggregate, (***) of that calendar month's Base Charges. The Performance Credits represent negotiated amounts on the basis of reduced service levels and shall not be deemed or construed as a penalty. If the Performance Credits incurred exceed (***) of the calendar month's Base Charges during five months in any consecutive six month period during the Term, MetraHealth may, upon notice to ISSC, terminate this Agreement immediately in whole or in part without regard to Section 24.04. Notwithstanding the foregoing, ISSC and its Agents shall cooperate with MetraHealth and its Affiliates to respond to customer and provider complaints or concerns in connection with ISSC's performance or non-performance of Services under this Agreement and shall effectuate a prompt work-around or other solution to the extent necessary to address satisfactorily


*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

               such complaints or concerns. If, during the Term, the Performance Credits incurred exceed, in the aggregate, (***) MetraHealth may, upon notice to ISSC within 90 days of exceeding such amount, terminate this Agreement in whole or in part without regard to
               Section 24.04. In the event MetraHealth terminates this Agreement in part, (1) the Baseline shall be adjusted to reflect such Services removed from the scope of this Agreement as a consequence of such termination and (2) ISSC shall reduce the Base Charges on a dollar for dollar basis. MetraHealth's receipt of Performance Credits shall be without limitation as to any other remedies available to MetraHealth or its Affiliates under this Agreement or at law, provided that MetraHealth shall not receive duplicative recoveries.


               ARTICLE 31.  INSURANCE.
               ----------   ---------

                       As part of the Base Services, without limitation of any
               of MetraHealth's other rights or remedies, during the Term, ISSC shall maintain and shall cause its subcontractors to maintain insurance of the type and in the amounts specified below:

                       (1) statutory workers compensation in accordance with all Federal, state and local requirements;

                       (2) employers' liability insurance in an amount not less than $1,000,000 per occurrence;

                       (3) commercial general liability or at ISSC's option umbrella liability (including contractual liability


*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

                            insurance) and coverage for the indemnity agreements in an amount not less than $10,000,000 per occurrence; and

                       (4) comprehensive automobile liability covering all vehicles that ISSC owns, hires or leases in an amount not less than $1,000,000 per occurrence (combined single limit for bodily injury and property damages).

               ISSC shall furnish to MetraHealth certificates of insurance or other appropriate documentation (including evidence of renewal of insurance) evidencing coverage in accordance with this Article 31 and naming MetraHealth as an additional insured. Such certificates or other documentation shall include a provision whereby 20 days' notice must be received by MetraHealth prior to coverage cancellation or material alteration of the coverage by either ISSC or the applicable insurer.

               ARTICLE 32.  MISCELLANEOUS PROVISIONS.
               ----------   ------------------------
                       32.01  Assignment and Change of Control.
                              --------------------------------
                       (1)  This Agreement shall be binding upon and shall inure
                            to the benefit of each Party hereto, its successors and assigns; provided, however, neither Party may assign this Agreement or any of its rights or obligations hereunder without the consent of the other Party and any such attempted assignment shall be void, except that either Party may assign this Agreement or any of its rights or obligations hereunder without the consent of the other Party pursuant to a change of control, including a merger, consolidation or other similar corporate transaction, or sale of substantially all of its assets or stock.
                       (2)  In the event of a change of control of MetraHealth,
                            MetraHealth (or its successor or assignee) and ISSC shall review the Services being provided under this Agreement and mutually determine an appropriate adjustment to the Services and Base Charges to meet
                            MetraHealth's changing business requirements.

                       32.02 Notices. Except as otherwise specified in this Agreement, all notices, requests, consents, approvals and other communications required or permitted under this Agreement shall be in writing and shall be sent by telecopy, if possible, to the number specified below. A copy of any such notice shall also be sent by registered express air mail or U.S. certified mail (return receipt requested) on the date such notice is transmitted by telecopy to the address specified below:

                       In the case of MetraHealth:

                       The MetraHealth Companies, Inc.
                       450 Columbus Boulevard
                       Hartford, Connecticut  06183
                       Attn:  Mario Fabrizio


                       For default or termination,
                       with a copy to:

                       The MetraHealth Companies, Inc.
                       9900 Bren Road East
                       Minnetonka, Minnesota  55343
                       Attn:  William McGuire, M.D.


                       In the case of ISSC:

                       Integrated Systems Solutions Corporation
                       44 South Broadway
                       White Plains, New York  10601
                       Attn:  Health Care - Vice President


                       For a default or termination,
                       with a copy to:

                       Integrated Systems Solutions Corporation
                       44 South Broadway
                       White Plains, New York  10601
                       Attn:  General Counsel

               Either Party may change its address or telecopy number for notification purposes by giving the other Party notice of the new address or telecopy number and the date upon which it will become effective.

                       32.03 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one single agreement between the Parties.

                       32.04 Headings. The article and section headings and the table of contents are for reference and convenience only and shall not be considered in the interpretation of this Agreement.

                       32.05 Relationship. The performance by ISSC of its duties and obligations under this Agreement shall be that of an independent contractor and nothing contained in this Agreement, except for the limited agency expressly provided for herein, shall create or imply an agency relationship between MetraHealth or its Affiliates and ISSC, nor shall this Agreement be deemed to constitute a joint venture or partnership between MetraHealth or its Affiliates and ISSC. ISSC agrees and represents that it is an independent contractor and its personnel are not MetraHealth's or its Affiliates' agents or employees for federal tax purposes, and are not entitled to any MetraHealth employee benefits. MetraHealth and ISSC each assume sole and full responsibility for the acts of their respective personnel and MetraHealth and ISSC and their respective personnel have no authority to make commitments or enter into contracts on behalf of, bind or otherwise obligate the other party or their Affiliates in any manner whatsoever, except for the limited agency expressly provided for herein.

                       32.06 Consents, Approvals and Requests. Unless otherwise specified in this Agreement, all consents and approvals, acceptances or similar actions to be given by either Party under this Agreement shall not be unreasonably withheld or delayed and each Party shall make only reasonable requests under this Agreement.

                       32.07 Severability. If any provision of this Agreement (other than a term or provision relating to any payment obligation) is held by a court of competent jurisdiction to be contrary to law, then the remaining provisions of this Agreement or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each such provision of this Agreement shall be valid and enforceable to the extent granted by law.

                       32.08 Waiver. No delay or omission by either Party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any Party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be in writing and signed by the party waiving its rights.

                       32.09 Publicity. Each Party shall (1) submit to the other all advertising, written sales promotions, press releases and other publicity matters relating to the Agreement in which the other Party's name or mark is mentioned or language from which the connection of said name or mark may be inferred or implied and (2) not publish or use such advertising, sales promotions, press releases or publicity matters without the other Party's consent.

                       32.10 Entire Agreement. This Agreement and each of the Exhibits, which are hereby incorporated by reference into this Agreement, is the entire agreement between the Parties with respect to its subject matter and supersedes all other agreements, oral or written, relating to its subject matter. There are no other representations, understandings or agreements between the Parties relative to such subject matter.

                       32.11 Amendments. No amendment to, or change, waiver or discharge of, any provision of this Agreement shall be valid unless in writing and signed by an authorized representative of the party against which such amendment, change, waiver or discharge is sought to be enforced.

                       32.12 Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be construed in accordance with and be governed by the laws of the State of New York. Any legal action, suit or proceeding arising out of or relating to this Agreement shall be brought by the Parties in Federal District Court in Hartford, Connecticut.

                       32.13  Survival.  The terms of Article 13, Article 18,
               Article 21, Article 22, Article 23, Article 26, Article 27,
               Article 28, Article 29, Article 30, Section 16.01, Section 16.03,

               Section 32.09, Section 32.12, this Section 32.13, Section 32.14,
               Section 32.15 and Section 32.16 shall survive the expiration or termination of this Agreement for any reason.

                       32.14 Third Party Beneficiaries. Each Party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than MetraHealth or ISSC.

                       32.15 Covenant of Further Assurances. MetraHealth and ISSC covenant and agree that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each of MetraHealth and ISSC will execute and deliver any further legal instruments which are or may become reasonably necessary to effectuate the purposes of this Agreement.

                       32.16 Solicitation. ISSC shall not, without MetraHealth's prior consent, during the Term or for the one-year period following termination or expiration of this Agreement, knowingly solicit, offer employment, commence employment or retain as a consultant any employee or former employee of MetraHealth or its Affiliates who has been directly or indirectly employed in the performance of the Services (other than employees who have ceased to be employed for a period of at least one year). Neither MetraHealth nor its Affiliates shall, without ISSC's prior consent, during the Term knowingly solicit, offer employment, commence employment or retain as a consultant any employee or former employee of ISSC who has been directly or indirectly employed in the performance of the Services (other than employees who have ceased to be employed for a period of at least one year).

                       32.17 Remedies. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

                       IN WITNESS WHEREOF, each of MetraHealth and ISSC have
               each caused this Agreement to be signed and delivered by its duly authorized representative.


                                      THE METRAHEALTH COMPANIES, INC.


                                      By: /s/ William W. McGuire
                                          ___________________________________

                                      Name: William W. McGuire
                                            _________________________________


                                      Title:_________________________________


                                      Date: 11/16/95
                                            _________________________________



                                      INTEGRATED SYSTEMS SOLUTIONS CORPORATION


                                      By:  /s/ Michael E. Daniels
                                          ___________________________________

                                      Name: Michael E. Daniels
                                            _________________________________

                                      Title: Vice President, Systems Solutions
                                            _________________________________

                                      Date: 11/17/95
                                            _________________________________

                                                   MetraHealth
                                                   450 Columbus Boulevard -- 6NB
                                                   Hartford, Connecticut  06183
                                                   November 28, 1995

Christine Schuster
Integrated Systems Solutions Corporation
44 South Broadway
White Plains, New York  10601

Per our previous conversation, please sign and return this letter to confirm your agreement and understanding regarding the following typographical errors in the Agreement between ISSC and MetraHealth.


 . In section 30.02(2) (pg. 92, second line), the reference to section 29.05(6) should be section 29.02(5).

 .  In section 7.01 (pg. 25), in the first sentence, the words: "Transition
   Completion Date" should be: "Location Completion Date."

                                        Sincerely,

                                        /s/ Mario Fabrizio
                                        Mario Fabrizio



I concur: /s/ C.L. Schuster                Date: 12/8/95
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cc:  M. Friedman
     C. Pattacini